SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒

Filed by a Party other than the registrant  ☐

Check the appropriate box:

☐    Preliminary proxy statement

☐    Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☒    Definitive proxy statement

☐    Definitive additional materials

☐    Soliciting material under Rule 14a-12

palmOne, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PALMONE, INC.

400 N. McCarthy Blvd.

Milpitas, California 95035

(408) 503-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 30, 2004

To the Stockholders of palmOne, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of palmOne, Inc., a Delaware corporation, will be held on September 30, 2004 at 8:00 a.m., local time, at 580 N. McCarthy Blvd., Building 10, Milpitas, California 95035, for the following purposes:

1. To elect three Class II directors to palmOne’s board of directors to hold office for a three-year term;

2. To approve the amendment and restatement of palmOne’s 1999 Stock Plan;

3. To ratify the appointment of Deloitte & Touche LLP as palmOne’s independent public auditors for the fiscal year ending June 3, 2005; and

4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

These items are described more fully in the proxy statement attached to this notice. Please give your careful attention to all of the information in the proxy statement.

The board of directors of palmOne has fixed the close of business on August 2, 2004 as the record date for determining which palmOne stockholders of record are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Only holders of record of shares of palmOne common stock on the record date are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you complete, sign, date and return the enclosed proxy or voting instruction card or, if available, follow the instructions for telephone or Internet voting to ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Mary E. Doyle
Secretary

August 16, 2004

Milpitas, California

THE PALMONE ANNUAL MEETING OF STOCKHOLDERS

The proposals set forth in this proxy statement are being solicited by the board of directors of palmOne for use at the annual meeting of stockholders to be held on September 30, 2004, at 8:00 a.m. local time or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at 580 N. McCarthy Blvd., Building 10, Milpitas, California. palmOne’s telephone number is (408) 503-7000.

This proxy statement, the form of proxy and our 2004 annual report will be mailed to stockholders of record at the close of business on August 2, 2004, on or about August 16, 2004. The annual report is not a part of this proxy statement. Our principal executive offices are located at 400 N. McCarthy Blvd., Milpitas, California 95035. Our telephone number is (408) 503-7000.

General Information

Certain Financial Information. palmOne’s financial statements and related information are included with the 2004 annual report, which is enclosed with this proxy statement.

Matters to be Voted On. palmOne stockholders are being asked to vote on three matters:

•	to elect Gordon A. Campbell, Donna L. Dubinsky and Susan G. Swenson as Class II directors to serve until the 2007 annual meeting of stockholders, which proposal can be found beginning on page 5 of this proxy statement; and

•	to approve the amendment and restatement of palmOne’s 1999 Stock Plan, which proposal can be found beginning on page 15 of this proxy statement; and

•	to ratify the appointment of Deloitte & Touche LLP to serve as palmOne’s independent public auditors for the fiscal year ending June 3, 2005, which proposal can be found beginning on page 24 of this proxy statement.

Voting Securities. Only stockholders of record as of the close of business on August 2, 2004, the record date, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of the record date, there were 48,242,690 shares of palmOne’s common stock issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote on the proposals presented in this proxy statement for each share of common stock held. There is no cumulative voting in the election of directors.

Solicitation of Proxies. The cost of soliciting proxies will be borne by palmOne. In addition to soliciting stockholders by mail and through its regular employees, palmOne will request banks and brokers, other custodians, nominees and fiduciaries to solicit their customers who have stock of palmOne registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. palmOne may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. palmOne has retained Georgeson Shareholder Communications, Inc., a professional solicitation firm, to assist in the solicitation of proxies at a cost of approximately $15,000, plus reasonable expenses and consulting, per call and per televote fees, if any.

Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” all nominees, “FOR” all other proposals described herein and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of palmOne a written instrument revoking the proxy or a validly executed proxy with a later date, or by attending the meeting and voting in person. If you have instructed a broker or bank to vote your shares by executing a voting instruction card, you must follow the directions received from your broker or bank to change your voting instructions.

Quorum. The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD FROM” or “ABSTAIN” on a matter, or votes cast, are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter.

Adjournments. If sufficient votes to constitute a quorum are not received by the date of the annual meeting of stockholders, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of palmOne common stock present in person or represented by proxy at the annual meeting. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Abstentions. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, palmOne intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

Broker Non-Votes. Under the applicable rules of the New York Stock Exchange, brokers and nominees are prohibited from giving a proxy to vote their customers’ shares with respect to approval of the amendment and restatement of palmOne’s 1999 Stock Plan. These broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the votes cast.

Votes Required

Proposal No. 1. If a quorum is present, the three nominees for Class II directors receiving the highest number of affirmative votes will be elected as Class II directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

Proposal No. 2. The affirmative vote of a majority of the votes cast is required to approve the amendment and restatement of palmOne’s 1999 Stock Plan.

Proposal No. 3. The affirmative vote of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche LLP as palmOne’s independent public auditors for the fiscal year ending June 3, 2005.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of July 15, 2004, with respect to the beneficial ownership of palmOne’s common stock by (i) each person who is known to palmOne to own beneficially more than 5% of palmOne’s common stock; (ii) each director and director-nominee of palmOne; (iii) the Chief Executive Officer and each other person included in the Summary Compensation Table beginning on page 27 of this proxy statement, referred to in this proxy statement collectively as the named executive officers; and (iv) all current executive officers and directors of palmOne as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of palmOne’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 15, 2004 are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock Outstanding(3)
FMR Corp. 82 Devonshire Street, Boston, MA 02109	5,011,371	(4)	10.43%
Fred Alger Management, Inc. and Fred Alger III 111 Fifth Avenue, New York, NY 10003	3,753,181	(5)	7.81%
Mark Nelson & Dana Johnson 1481 Sage Canyon Road, St. Helena, CA 94574	3,251,798	(6)	6.77%
Eric A. Benhamou	223,669	(7)	*
R. Todd Bradley	259,935	(8)	*
Judy Bruner	83,409	(9)	*
Gordon A. Campbell	7,883	(10)	*
Gareth C.C. Chang	7,668	(11)	*
Edward T. Colligan	538,867	(12)	1.11%
Jean-Jacques Damlamian	5,735	(13)	*
L. John Doerr	1,340,431	(14)	2.79%
Mary E. Doyle	6,473	(15)	*
Donna L. Dubinsky	1,731,911	(16)	3.60%
Bruce W. Dunlevie	43,841		*
Jeffrey C. Hawkins	2,964,470	(17)	6.16%
Michael Homer	12,649	(18)	*
Angel Mendez	27,852	(19)	*
Susan G. Swenson	15,457	(20)	*
Ken Wirt	52,158	(21)	*
All current directors and executive officers as a group (17 persons)	7,278,082	(22)	14.86%

*	Less than 1%.
(1)	Unless otherwise noted, the address for the beneficial owners listed in this table is c/o palmOne, Inc., 400 N. McCarthy Blvd., Milpitas, California 95035.
(2)	To palmOne’s knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(3)	Based on 48,048,104 shares of palmOne’s common stock issued and outstanding as of July 15, 2004.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2004, including sole voting power with respect to 776,783 shares and sole investment power with respect to 5,011,371 shares and shared voting and investment power with respect to none of the shares.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004, including sole voting and investment power with respect to 3,753,181 of the shares and shared voting and investment power with respect to none of the shares.

(6)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on April 12, 2004, including sole voting and investment power with respect to 3,251,798 shares and shared voting and investment power with respect to none of the shares.
(7)	Includes 163,200 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(8)	Includes 223,935 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(9)	Includes 74,176 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(10)	Includes 7,383 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(11)	Includes 7,168 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(12)	Includes 382,599 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(13)	Includes 5,735 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(14)	Represents 1,246,379 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 72,196 shares held by KPCB VIII Founders Fund, L.P., 1,410 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P., 19,288 shares held by Mr. Doerr and 1,158 shares issuable upon the exercise of options held by Mr. Doerr that are currently exercisable or exercisable within 60 days of July 15, 2004. Mr. Doerr is a general partner of KPCB VIII Associates, L.P., which is a general partner of Kleiner Perkins Caufield & Byers VIII, L.P.
(15)	Includes 5,973 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(16)	Represents 1,731,201 shares held by Ms. Dubinsky as trustee under the Amended and Restated Dubinsky Trust Agreement dated May 23, 1995 and 710 shares held by Ms. Dubinsky.
(17)	Represents 2,946,627 shares held by Mr. Hawkins and his spouse as trustees under the Strauss-Hawkins Trust Agreement dated April 17, 1991, 17,415 shares held by various charitable trusts for which Mr. Hawkins is the trustee and 428 shares held by Mr. Hawkins.
(18)	Includes 11,469 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(19)	Includes 25,649 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(20)	Includes 14,957 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(21)	Includes 49,658 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.
(22)	Includes 916,401 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of July 15, 2004.

PROPOSAL NO. 1

ELECTION OF THREE CLASS II DIRECTORS

The number of directors authorized by palmOne’s bylaws, as amended, is currently fixed at ten. palmOne’s bylaws, as amended, provide that the directors shall be divided into three classes, with the classes of directors serving for staggered three-year terms. Class II currently has three members, whose terms currently expire as of the date of the 2004 annual meeting. A stockholder may not cast votes for more than three nominees. The three Class II directors to be elected at the 2004 annual meeting are to be elected to hold office until the 2007 annual meeting or until their successors have been appointed or elected and qualified.

palmOne’s nominees for election at the annual meeting to Class II of the board of directors are Gordon A. Campbell, Donna L. Dubinsky and Susan G. Swenson. If a nominee declines to serve or becomes unavailable for any reason (although the board of directors knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the board of directors may designate.

Vote Required

If a quorum is present and voting at the annual meeting, the three nominees for Class II directors receiving the highest number of affirmative votes will be elected as Class II directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law. For a description of the treatment and effect of abstentions and broker non-votes, see “Abstentions” and “Broker Non-Votes” under “The palmOne Annual Meeting of Stockholders” which appear on page 2 of this proxy statement.

Nominees and Other Directors

The following table sets forth the name and age of each nominee and each director of palmOne whose term of office continues after the annual meeting, the principal occupation of each during the past five years and the period during which each has served as a director of palmOne. Each nominee is currently serving as a director of palmOne.

Nominees for Election as Class II Directors Serving for a Term Expiring in 2007

Name	Principal Occupation During Last Five Years	Age	Director Since
Gordon A. Campbell	Gordon A. Campbell has served as one of our directors since September 1999. Mr. Campbell is the founder and, since 1993, has been President and Chairman of the board of directors of Techfarm, Inc., a company formed to launch technology-based start-up companies. Mr. Campbell also serves as a director of Bell Microproducts, Inc. and Chairman of the board of directors of 3D/Fx Interactive Inc. Mr. Campbell holds a B.S. in physics from the University of Minnesota.	60	1999

Donna L. Dubinsky	Donna L. Dubinsky has served as one of our directors since October 2003. Ms. Dubinsky was a co-founder of Handspring, Inc., a developer and seller of handheld computers and smartphones, where from July 1998 to October 2003 she was the Chief Executive Officer and a director. From July 2002 until September 2002, she also served as the Acting Chief Financial Officer of Handspring, Inc. From July 1992 until July 1998, Ms. Dubinsky served as Chief Executive Officer and was a director of Palm Computing, Inc. Ms. Dubinsky is also a director of Intuit Inc. and Redwood Neuroscience Institute, and she is a Trustee of the Computer History Museum. She holds a B.A. in history from Yale University and an M.B.A. from the Harvard Graduate School of Business Administration.	49	2003

Name	Principal Occupation During Last Five Years	Age	Director Since

Susan G. Swenson	Susan G. Swenson has served as one of our directors since October 1999. Ms. Swenson has been Chief Operating Officer of T-Mobile USA since February 2004. From July 1999 to February 2004, Ms. Swenson was the President and Chief Operating Officer as well as a director of Leap Wireless International, Inc., a provider of communications solutions for the mass consumer market. From July 1999 to July 2000, Ms. Swenson was Chief Executive Officer of Cricket Communications, Inc., a wireless communications service provider in the U.S. From March 1994 to July 1999, Ms. Swenson served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch/Vodafone and AT&T Wireless, two wireless communications service providers. Ms. Swenson is also a director of Wells Fargo Bank. Ms. Swenson holds a B.A. from San Diego State University.	56	1999

Incumbent Class III Directors Serving for a Term Expiring in 2005

Name	Principal Occupation During Last Five Years	Age	Director Since
Eric A. Benhamou	Eric A. Benhamou has served as the Chairman of our board of directors since September 1999 and served as the Chief Executive Officer from November 2001 until October 2003. Since January 2004, Mr. Benhamou has been Chairman and Chief Executive Officer of Benhamou Global Ventures LLC, an investment company specializing in information technology, which he founded. From September 1990 to December 2000, he served as Chief Executive Officer of 3Com Corporation, a provider of voice and data networking products, services and solutions and the parent company of Palm, Inc. prior to its initial public offering. Mr. Benhamou also serves as Chairman of the board of directors of PalmSource, Inc., Cypress Semiconductor Inc., and 3Com Corporation. He serves on the Executive Committee of TechNet and served on the President’s Information Technology Advisory Committee. In addition, he serves on the Stanford University School of Engineering Board of Advisors and as Vice Chairman of the Board of Governors of Ben Gurion University. Mr. Benhamou holds honorary doctoral degrees from Ben Gurion University of the Negev, Widener University, Western University and the University of South Carolina. He holds an M.S. from Stanford University’s School of Engineering and a Diplôme d’Ingénieur from Ecole National Supérieure d’Arts et Métiers, Paris.	49	1999

Jean-Jacques Damlamian	Jean-Jacques Damlamian has served as one of our directors since September 2000. Mr. Damlamian has been a Special Advisor to the Chief Executive Officer of France Telecom, a telecommunications operator and network supplier, since May 1, 2004, when he retired from his position as Senior Vice President, Group Technology and Innovation of France Telecom, which he held from January 2003 until his retirement. From January 1996 until January 2003, Mr. Damlamian served as Group Executive Vice President in charge of the Development Branch of France Telecom. Prior to January 1996,	62	2000

Name	Principal Occupation During Last Five Years	Age	Director Since
	Mr. Damlamian served in various executive positions at France Telecom. Mr. Damlamian graduated from the Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications, and he is a member of the Institute of Electrical and Electronics Engineers (IEEE). Mr. Damlamian is a recipient of the French Legion d’Honneur and the Ordre National du Merite. In March 2001, Mr. Damlamian was elected Non-Executive Chairman of the Supervisory Board of EUTELSAT S.A., a company that is incorporated in France and operates satellite services throughout Europe and other parts of the world. Mr. Damlamian also serves as a director of Bull S.A.

L. John Doerr	L. John Doerr has served as one of our directors since October 2003. He served as a director of Handspring, Inc., a developer and seller of handheld computers and smartphones, from October 1998 to October 2003. He has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Mr. Doerr serves on the boards of directors of Intuit Inc., Amazon.com, Inc., drugstore.com, Inc., Homestore, Inc., and Sun Microsystems, Inc. Mr. Doerr holds B.S.E.E. and M.E.E. degrees from Rice University and an M.B.A. from the Harvard Graduate School of Business Administration.	53	2003

Incumbent Class I Directors Serving for a Term Expiring in 2006

Name	Principal Occupation During Last Five Years	Age	Director Since
R. Todd Bradley	R. Todd Bradley has served as one of our directors since July 2002. Mr. Bradley was named Chief Executive Officer in October 2003. Mr. Bradley served as Chief Executive Officer of palmOne’s Solutions Group, which together with Handspring, Inc. acquired on October 28, 2003, formed the basis for the current palmOne. He served as President and Chief Operating Officer from May 2002 until October 2003, and, from June 2001 to May 2002, Mr. Bradley served as Executive Vice President and Chief Operating Officer. From September 1998 to January 2001, Mr. Bradley held executive positions at Gateway Corporation, a computer supplier and seller, serving most recently as Executive Vice President, Global Operations. Mr. Bradley holds a B.S. in Business Administration from Towson State University.	45	2002

Gareth C. C. Chang	Gareth C.C. Chang has served as one of our directors since July 2001. He has been the Chairman and Managing Partner of GC3 & Associates International, LLC, a private investment and consulting company, since June 2001. From September 1998 to April 2000, Mr. Chang served as Chairman and Chief Executive Officer of STAR TV, a provider of satellite television in Asia, and as Executive Director of News Corporation, a global provider of news, sports and entertainment. Mr. Chang is currently a member of the Advisory Council of Nike Inc. and also serves as a director of Agile Software Corp. Mr. Chang holds a B.S. in mathematics and physics from California State University, Fullerton and an M.B.A. from Pepperdine University. He also holds an honorary doctoral of science degree from California State University, Fullerton, is currently a visiting professor at Tsinghua University in Beijing, China and is also serving on the Public Policy Advisory Board of the University of California, Los Angeles.	61	2001

Name	Principal Occupation During Last Five Years	Age	Director Since

Bruce W. Dunlevie	Bruce W. Dunlevie has served as one of our directors since October 2003. He served as a director of Handspring, Inc., a developer and seller of handheld computers and smartphones, from October 1998 to October 2003. Mr. Dunlevie has been a Managing Member of Benchmark Capital, a venture capital firm, since its founding in May 1995. He is also a director of Rambus, Inc. Mr. Dunlevie holds a B.A. from Rice University and an M.B.A. from the Stanford School of Business.	47	2003

Michael Homer	Michael Homer has served as one of our directors since February 2000. Mr. Homer is a founder of and has been the Chairman of Kontiki, Inc., a provider of a managed delivery system for enterprise media and document control, since November 2000, and, from November 2000 until November 2003, he was also the Chief Executive Officer of Kontiki, Inc. From April 1999 to November 2000, Mr. Homer was Senior Vice President at America Online, an Internet service provider. Prior to Netscape’s acquisition by America Online, Mr. Homer held various positions at Netscape, a provider of software, services and website resources to businesses and consumers using the Internet, beginning in October 1994, including Executive Vice President, Sales and Marketing and General Manager of Netscape Netcenter. Mr. Homer is also a director of Opsware, Inc. Mr. Homer holds a B.S. from the University of California, Berkeley.	46	2000

Board and Committee Meetings

During fiscal year 2004, the board of directors held six meetings. The board of directors has determined that Mssrs. Campbell, Chang, Damlamian, Doerr, Dunlevie and Homer and Ms. Swenson are “independent” as defined under the Nasdaq marketplace rules. Mr. Benhamou, as palmOne’s interim Chief Executive Officer until October 28, 2003, and Ms. Dubinsky, as the former Chief Executive Officer of Handspring (acquired by palmOne on October 29, 2003), are not considered “independent” under the Nasdaq marketplace rules. The board of directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The board of directors has adopted written charters for each of the committees, which are available on the Investor Relations section of our website at http://www.palmone.com.

During fiscal year 2004, the Audit Committee met nine times. Its current members are Gordon A. Campbell, Donna L. Dubinsky and Susan G. Swenson, and Ms. Swenson is the chairperson. The Audit Committee, among other things, oversees palmOne’s auditing, accounting, financial reporting and internal control functions, appoints, compensates, retains, oversees, determines the funding for and evaluates palmOne’s independent auditors, and monitors the independence of and the audit and non-audit services provided by such independent auditors. The board of directors has determined that Mr. Campbell and Ms. Swenson are “independent” as defined under the Nasdaq marketplace rules. As discussed above, Ms. Dubinsky is not independent under the Nasdaq marketplace rules, but as permitted as an exceptional and limited circumstance under the Nasdaq requirements, the board of directors carefully considered Ms. Dubinsky’s participation on the Audit Committee as well as her accounting and financial expertise and her knowledge of palmOne’s business and industry and determined that it is in the best interests of palmOne and its stockholders that she serve as a member of the Audit Committee. The board of directors has also determined that Ms. Swenson is an “audit committee financial expert,” as that term has been defined by the Securities and Exchange Commission. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors” which appears on page 36 of this proxy statement.

During fiscal year 2004, the Compensation Committee met five times. Its current members are Eric A. Benhamou, Gordon A. Campbell, Bruce W. Dunlevie and Susan G. Swenson. Mr. Campbell is the chairperson. The Compensation Committee determines, approves and reports to the board of directors on all elements of compensation for palmOne’s executive officers including salaries, bonuses, stock options, benefits and other compensation arrangements. The board of directors has determined that Mssrs. Campbell and Dunlevie and Ms. Swenson are “independent” as defined under the Nasdaq marketplace rules. As discussed above, Mr. Benhamou is not independent under the Nasdaq marketplace rules, but as permitted as an exceptional and limited circumstance under the Nasdaq requirements, the board of directors carefully considered Mr. Benhamou’s participation on the Compensation Committee as well as his knowledge of compensation practices in palmOne’s geographic market, industry and peer groups and his experience with palmOne’s business and industry and determined that it is in the best interests of palmOne and its stockholders that he serve as a member of the Compensation Committee. For additional information concerning the Compensation Committee, see “Compensation Committee Interlocks and Insider Participation” and “Report of the Compensation Committee of the Board of Directors on Executive Compensation” which appear on page 13 and page 38 of this proxy statement.

During fiscal year 2004, the Nominating and Governance Committee met two times. Its current members are Eric A. Benhamou, Gareth C.C. Chang and Michael Homer. Mr. Chang is the chairperson. The Nominating and Governance Committee focuses on issues relating to the composition and operation of the board of directors and provides assistance to the board of directors in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the board of directors, and review and consideration of developments in corporate governance practices. The board of directors has determined that Mssrs. Chang and Homer are “independent” as defined under the Nasdaq marketplace rules. As discussed above, Mr. Benhamou is not independent under the Nasdaq marketplace rules, but as permitted as an exceptional and limited circumstance under the Nasdaq requirements, the board of directors carefully considered Mr. Benhamou’s participation on the Nominating and Governance Committee as well as his knowledge of corporate governance issues and practices and experience on numerous boards of directors, including his history with palmOne’s board of directors and business, and determined that it is in the best interests of palmOne and its stockholders that he serve as a member of the Nominating and Governance Committee. The Nominating and Governance Committee reviews director nominees submitted by stockholders of palmOne. Stockholders submitting such recommendations for director nominees should follow the procedures described in “Consideration of Director Nominees,” “Stockholder Proposals to be Presented at the Next palmOne Annual Meeting” and “Transaction of Other Business at the palmOne Annual Meeting,” which appear on pages 9, 47 and 47, respectively, of this proxy statement.

During fiscal year 2004, no directors attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of the board of directors held during the period they served as directors and the total number of meetings held by the committees of the board of directors during the period that they served on any such committees of the board of directors.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors,” which appears on page 10 below. Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the board of directors. In addition, they should be submitted within the time frame specified under “Stockholder Proposals to be Presented at the Next palmOne Annual Meeting” and “Transaction of Other Business at the palmOne Annual Meeting” which appear on page 47 of this proxy statement and addressed to: palmOne, Inc., 400 N. McCarthy Blvd., Milpitas, California, 95035, Attn: Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the board of directors, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with substantial business experience, applicable industry expertise and personal skills in business management, technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective board of directors. The Nominating and Governance Committee seeks to assure that the board of directors is composed of individuals who are capable of advising palmOne’s management on matters related to the current or future business directions of palmOne, who represent a broad and diverse range of viewpoints and experience and who have the highest professional and personal ethics, consistent with palmOne’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. With respect to the inclusion of Ms. Dubinsky as a nominee approved by the Nominating and Governance Committee on our proxy card, Ms. Dubinsky was recommended as a board of directors member in connection with our acquisition of Handspring, Inc. in October 2003.

Stockholder Communications with the Board of Directors

We believe that management speaks for palmOne, but we also recognize that principles of corporate governance increasingly require that stockholders be given direct access to the board of directors. Any stockholder may communicate directly with members of our board of directors by writing to the Chairman of the board of directors at palmOne, Inc., 400 N. McCarthy Blvd., Milpitas, CA 95035.

Our General Counsel and Corporate Secretary will log and review all such correspondence and regularly (but no less frequently than quarterly) forward to our board of directors a summary of all such correspondence together with copies of any correspondence that, in the opinion of the General Counsel and Corporate Secretary, requires the attention of our board of directors or any of its committees. Any concerns relating to accounting, internal controls or auditing matters will be brought immediately to the attention of the chairperson of our audit committee and handled in accordance with procedures established by our audit committee with respect to such matters. Our directors may at any time review the correspondence log and copies of any or all of the summarized correspondence.

We encourage each of our directors to attend our annual meeting of stockholders.

Compensation of Directors

Members of the board of directors who are not employees of palmOne or any subsidiary of palmOne, or non-employee directors, received payments (which have been paid quarterly since September 1999) during fiscal year 2004 as follows: members of the board of directors received an annual retainer of $20,000 each and $4,000 for each full day meeting of the board of directors that they attended, $2,000 for each half day meeting of the board of directors that they attended and $1,000 for each meeting of the board of directors of three hours or less that they attended; plus reimbursement of travel expenses for travel by members of the board of directors who reside outside of the local area. Additionally, members of the board of directors who serve on the audit committee receive an annual retainer of $15,000 each, members of the board of directors who serve on the compensation committee receive an annual retainer of $10,000 each, and members of the board of directors who serve on the nominating and governance committee receive an annual retainer of $10,000 each. Members of the board of directors who serve on any such standing committee of the board of directors also receive $4,000 for each full day committee meeting that they attend, $2,000 for each half day committee meeting that they attend and $1,000 for each committee meeting of three hours or less that they attend, plus reimbursement of travel expenses for travel by members of such standing committees who reside outside of the local area.

Prior to and in connection with the distribution of all of the shares of PalmSource common stock held by palmOne to its stockholders in October 2003, the board of directors formed a special separation committee of the board of directors in fiscal year 2003. Mr. Homer and Ms. Swenson served as members of the separation committee, and Mr. Benhamou served as an ex-officio member of the separation committee. The two full-time members of the separation committee each received payments of $40,000 in fiscal year 2004 for their services on the separation committee. The members of the separation committee did not receive any compensation in fiscal year 2003 for their service on the separation committee.

Following the acquisition of Handspring, Inc. by palmOne in October of 2003, Ms. Dubinsky, the former Chief Executive Officer of Handspring, became a director of palmOne. palmOne agreed to pay the costs of COBRA insurance for Ms. Dubinsky for a period of 13 months following consummation of the merger, which, during fiscal year 2004, totaled $8,875.

Non-employee directors are eligible to receive stock options under palmOne’s 2001 Stock Option Plan for Non-Employee Directors, as amended, or the 2001 Director Plan. Pursuant to the terms of the 2001 Director Plan, upon the distribution of all of the shares of PalmSource common stock held by palmOne to its then stockholders, proportionate adjustments were made to the number and exercise price of shares subject to outstanding options in order to maintain the intrinsic value of the options. In order that palmOne can continue to attract and retain outstanding and highly skilled individuals to serve on its board of directors, at the 2003 Annual Meeting, stockholders approved an amendment to the 2001 Director Plan which adjusted the stock option guidelines under which non-employee directors of palmOne are entitled to receive option grants under the 2001 Director Plan.

Under the 2001 Director Plan, each non-employee director who first becomes a non-employee director after October 28, 2003 is automatically granted an option to purchase 28,000 shares of palmOne common stock on the date that he or she is first appointed or elected as a non-employee director. Each non-employee director is also automatically granted an option to purchase 14,000 shares of palmOne common stock on the date of each annual meeting after October 28, 2003 if he or she is a non-employee director on the date of such annual meeting and has served as such for at least the immediately preceding six months.

In addition to the initial and/or ongoing grants of options described above, a non-employee director may be eligible to receive automatic grants of options based on his or her service as the chairman of a standing committee of the board of directors (which we will refer to in this proxy statement as a committee chair), a member (whether voting or non-voting) of a standing committee of the board of directors (which we will refer to in this proxy statement as a committee member), and/or the chairman of the board of directors. Each non-employee director who was a committee chair on October 28, 2003 was automatically granted an option to purchase 2,500 shares of

palmOne common stock on that date. Each non-employee director who first becomes a committee chair after October 28, 2003 is automatically granted an option to purchase 2,500 shares of palmOne common stock on the date that he or she is first appointed as a committee chair. Each non-employee director who has received an option by reason of his or her status as a committee chair is also automatically granted an option to purchase 2,500 shares of palmOne common stock on the date of each annual meeting after October 28, 2003 if he or she is a committee chair on the date of such annual meeting and has served in such position for at least the immediately preceding six months. A non-employee director is entitled to more than one option award by reason of his or her status as a committee chair to the extent that, on any grant date, he or she is the chairman of more than one standing committee of the board of directors. In addition, each non-employee director who was a committee member on October 28, 2003 was automatically granted an option to purchase 2,000 shares of palmOne common stock on that date. Each non-employee director who first becomes a committee member after October 28, 2003 is automatically granted an option to purchase 2,000 shares of palmOne common stock on the date that he or she is first appointed as a committee member. Each non-employee director who has received an option by reason of his or her status as a committee member is also automatically granted an option to purchase 2,000 shares of palmOne common stock on the date of each annual meeting after October 28, 2003 if he or she is a committee member on the date of such annual meeting and has served in such position for at least the immediately preceding six months. A non-employee director will be entitled to more than one option award by reason of his or her status as a committee member to the extent that, on any grant date, he or she is a member of more than one standing committee of the board of directors. However, a non-employee director may not receive an option award by virtue of his or her service on any standing committee with respect to which he or she is entitled to receive an option award by virtue of his or her status as the chairman of that committee. Finally, each non-employee director who is the chairman of the board of directors on the date of an annual meeting will automatically be granted an option to purchase 4,000 shares of palmOne’s common stock on that date. Each option granted under the 2001 Director Plan has a maximum term of ten years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. Each option award becomes exercisable in three equal annual installments, beginning on the first anniversary of the date of grant, provided that in each case the non-employee director remains a director on those dates. However, if a change of control (as defined in the 2001 Director Plan) occurs and an optionee ceases to be a non-employee director as an immediate and direct consequence of the change of control, his or her outstanding options will become fully vested and exercisable on the date of the change of control. Also, if an optionee terminates his or her service on the board of directors due to his or her death, his or her outstanding options will immediately vest in full.

During fiscal year 2004, options were granted under the 2001 Director Plan for the following number of shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) and at the exercise prices shown:

2001 Director Plan

Director	Fiscal Year 2004 Options Granted	Per Share Price
Eric A. Benhamou	31,541	$19.00
Gordon A. Campbell	26,523	19.00
Gareth C.C. Chang	22,938	19.00
Jean-Jacques Damlamian	20,071	19.00
L. John Doerr	28,000	17.50
Donna L. Dubinsky	30,000	17.50
Bruce W. Dunlevie	30,000	17.50
Michael Homer	22,938	19.00
Susan G. Swenson	26,523	19.00

Non-employee directors are also eligible for discretionary awards under palmOne’s 1999 Stock Plan, as amended. During fiscal year 2004, options to purchase 7,168 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) at a per share exercise price of $19.00 were granted to Eric A. Benhamou under the 1999 Stock Plan.

In addition, at the time of the merger of Handspring and palmOne, palmOne assumed certain options of Handspring, including options for 1,012 shares of palmOne common stock at a per share exercise price of $11.34 and 1,012 shares of palmOne common stock at a per share exercise price of $30.34 granted to L. John Doerr under the Handspring 2000 Stock Plan.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2004, Gordon A. Campbell, Bruce W. Dunlevie and Susan G. Swenson served as members of the Compensation Committee of palmOne’s board of directors, none of whom is or has been an officer or employee of palmOne or any of its subsidiaries. In addition, during fiscal year 2004, Eric A. Benhamou, the Chief Executive Officer of palmOne until October 2003, served as a member of the Compensation Committee. None of palmOne’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on palmOne’s board of directors or Compensation Committee. No member of palmOne’s board of directors is an executive officer of a company in which one of palmOne’s executive officers serves as a member of the board of directors or compensation committee of that company.

Mr. Benhamou is also the Chairman of the board of directors of PalmSource, which licenses to palmOne the operating system used in its handhelds and smartphones. In December 2001, palmOne entered into a software license agreement with PalmSource which was amended and restated in June 2003. The agreement includes a minimum annual royalty and license commitment of $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006. Under the software license agreement, palmOne incurred expenses of $39.5 million during fiscal year 2004.

Subsequent to the date of separation of PalmSource from palmOne, PalmSource continued to pay palmOne for certain transitional services. During the fiscal year 2004, palmOne recognized $0.4 million for these transitional services.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of a $50.0 million convertible note to PalmSource.

Code of Ethics

palmOne has adopted a code of ethics for its directors, officers and other employees. A copy of the palmOne Worldwide Code of Business Conduct and Ethics is available on the Company Information section of our website at http://www.palmone.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires palmOne’s executive officers, directors and persons who beneficially own more than 10% of palmOne’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish palmOne with copies of all Section 16(a) forms filed by such persons.

Based solely on palmOne’s review of such forms furnished to palmOne and written representations from certain reporting persons, palmOne believes that all filing requirements applicable to palmOne’s executive officers, directors and persons who beneficially own more than 10% of palmOne’s common stock were complied with during fiscal year 2004, with the exceptions noted herein. One late Form 4 report was filed by Jeffrey C. Hawkins on March 30, 2004 to report the sale of stock pursuant to a 10b5-1 trading plan on March 25, 2004.

Vote Required

If a quorum is present and voting at the annual meeting, the three nominees for Class II directors receiving the highest number of affirmative votes will be elected as Class II directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but will have no other legal effect under Delaware law.

Recommendation of the palmOne Board of Directors

The board of directors unanimously recommends that the stockholders vote “FOR” the election of Gordon A. Campbell, Donna L. Dubinsky and Susan G. Swenson as Class II directors of the board of directors of palmOne.

PROPOSAL NO. 2

APPROVAL OF PALMONE’S AMENDED AND RESTATED 1999 STOCK PLAN

General Description and Rationale

We are asking our stockholders to approve our Amended and Restated 1999 Stock Plan, which will include amendments related to the following three changes, all of which are intended to provide palmOne with greater flexibility within the existing share reserve:

•	In addition to options and stock purchase rights to acquire restricted stock available under the current 1999 Stock Plan, the ability to grant stock appreciation rights, performance shares and performance units.

•	The ability to grant stock purchase rights to acquire restricted stock, performance shares and performance units in any fiscal year for up to 35% of the total shares available for issuance under the Amended and Restated 1999 Stock Plan on the first day of such fiscal year, as opposed to up to 10% under the current 1999 Stock Plan; and

•	The ability to deduct for federal income tax purposes, if certain requirements are met, equity compensation in excess of $1 million that we may pay to certain of our executive officers in any single year pursuant to the Amended and Restated 1999 Stock Plan in connection with stock purchase rights to acquire restricted stock, stock appreciation rights, performance shares and performance units as well as options.

Proposed new accounting regulations are expected to require companies to record a charge to earnings for employee stock option grants, including options granted under plans similar to our current 1999 Stock Plan and the proposed Amended and Restated 1999 Stock Plan. The extent to which we will make grants of awards other than options under the Amended and Restated 1999 Stock Plan will depend on the developments in these accounting regulations as well as several other factors, including our assessment of the impact of the final rules on our earnings, the attitude of financial analysts and investors towards these potentially significant non-cash charges, actions by other companies with respect to the design and operation of equity incentive plans and our determination of how to best compensate our executive officers, other employees and directors and continue to align their interests with the interests of our stockholders. The Amended and Restated 1999 Stock Plan will allow us to grant a wider range of awards than is permitted under our current 1999 Stock Plan, including stock appreciation rights, performance shares and performance units. This broader range of awards will give us greater flexibility in structuring performance measures and goals into our equity compensation. It will also help us achieve our goal of attracting, retaining and motivating talented personnel to advance the interests of our stockholders. We believe that the Amended and Restated 1999 Stock Plan will be an essential element of a competitive compensation package.

Awards granted under the Amended and Restated 1999 Stock Plan may be designed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our four other highest paid employees to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, palmOne generally may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For the awards granted under the Amended and Restated 1999 Stock Plan to qualify as “performance-based” compensation under Section 162(m), among other things, our stockholders must approve the material terms of the Amended and Restated 1999 Stock Plan. Our Board of Directors approved the Amended and Restated 1999 Stock Plan in July 2004, subject to stockholder approval at the 2004 Annual Meeting. As of July 15, 2004, options to purchase a total of 3,698,827 shares were outstanding under the 1999 Stock Plan. As of July 15, 2004, the closing price of our common stock was $34.59 per share.

Comparison of Material Differences between the Provisions of the Current and Proposed Stock Plan

Feature	Current	Proposed
Types of available awards	Stock options, stock purchase rights to acquire common stock.	Stock options, stock purchase rights, stock appreciation rights, performance shares and performance units (each, an “award”).

Limits on shares available for issuance pursuant to stock purchase rights, performance shares and performance units	No more than 10% of the total shares available for issuance under the 1999 Stock Plan on the first day of the fiscal year may be issued pursuant to stock purchase rights during that fiscal year.	Up to 35% of the total shares available for issuance under the Amended and Restated 1999 Stock Plan on the first day of the fiscal year may be issued pursuant to stock purchase rights, performance shares and performance units during that fiscal year.

Section 162(m) qualification	Certain stock options may be granted as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.	Additional awards may be granted as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. This includes awards granted subject to the achievement of the performance goals described below.

Description of Types of Awards

Stock Option	An option to buy stock at a fixed price for a fixed period of time, usually subject to certain vesting requirements.

Stock Purchase Rights	A contractual right to purchase common stock of palmOne at a predetermined price.

Stock Appreciation Rights (“SARs”)	A contractual right that allows an individual to receive cash or stock (or a combination of the two) of a value equal to the appreciation of a certain number of shares of stock from the grant date to the date the SAR is exercised.

Performance Shares and Performance Units	Awards that will result in a payment (in cash, shares of equivalent value or a combination of the two) to a participant only if performance goals established by the Administrator are achieved or the awards otherwise vest.

Please see the summary of the Amended and Restated 1999 Stock Plan below.

Summary of the Amended and Restated 1999 Stock Plan

The material features of the Amended and Restated 1999 Stock Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Amended and Restated 1999 Stock Plan, which is attached as Appendix A. Capitalized terms used in this summary and not defined shall have the meanings set forth in the Amended and Restated 1999 Stock Plan.

General

The purposes of the Amended and Restated 1999 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to palmOne employees, directors and consultants, and promote the success of palmOne’s business. This proposal does not include any increase to the number of shares available for issuance under the Amended and Restated 1999 Stock Plan from the current 1999 Stock Plan. Approximately 10,853,408 shares are reserved for issuance under the Amended and Restated 1999 Stock Plan and approximately 5,033,042 shares remain available for future grant as of July 15, 2004. The number of shares authorized under the Amended and Restated 1999 Stock Plan automatically increases on the first day of each fiscal year by an amount equal to the lesser of (i) 5% of the outstanding shares of palmOne common stock on that date or (ii) an amount determined by the board of directors. If an award expires or becomes unexercisable without having been fully exercised, the unpurchased shares that were subject to the award will, in general, become available again for grant or sale under the Amended and Restated 1999 Stock Plan. No more than 35% of the total shares available for issuance under the Amended and Restated 1999 Stock Plan on the first day of the fiscal year may be issued pursuant to stock purchase rights, performance shares and performance units during that fiscal year.

Administration

The Amended and Restated 1999 Stock Plan may be administered by palmOne’s board of directors or a committee, which the board of directors may appoint from among its members (the “Administrator”). To the extent that the Administrator determines it is desirable to qualify awards as “performance-based” compensation for purposes of Section 162(m) (so that palmOne is entitled to receive a federal tax deduction for certain compensation paid under the Amended and Restated 1999 Stock Plan), the Administrator generally will consist of members who qualify as “outside directors” within the meaning of Section 162(m). To the extent that the Administrator determines it is desirable to qualify awards for exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the Administrator generally will meet such other requirements as are established by the Securities and Exchange Commission. (For the plan to qualify for exemption under Rule 16b-3, members of the committee must be “non-employee directors.”)

Subject to the provisions of the Amended and Restated 1999 Stock Plan, the Administrator has all discretion and authority to administer the Amended and Restated 1999 Stock Plan and to control its operation, including, for example, the power to: (a) select which employees, directors and consultants will be granted awards; (b) determine the terms and conditions of each award (such as the exercise price and vesting schedule); (c) institute an award exchange program (whereby outstanding awards are exchanged for awards of the same or different type, which may have a lower exercise or purchase price, or are exchanged for cash or a combination of awards and cash) or reduce the exercise price of an award, (d) interpret the terms of the Amended and Restated 1999 Stock Plan and the outstanding awards and (e) permit a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to the participant under an award. All decisions, interpretations and other actions of the Administrator are final, conclusive and binding on all participants.

Eligibility

The Amended and Restated 1999 Stock Plan provides that awards may be granted to our employees, directors and consultants.

Code Section 162(m) Performance Goals

We have designed the Amended and Restated 1999 Stock Plan so that it permits us to issue awards that qualify as performance-based under Section 162(m) of the Code. In the Administrator’s discretion, one or more of the following performance goals may apply to a participant with respect to an award: revenue, unit sales, net income, operating income, expenses, gross margin, operating margin, return on assets, return on equity, return on sales, total stockholder return, cash position and operating cash flow. Each of these goals is defined in the Amended and Restated 1999 Stock Plan. Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (3) on a per-share basis, (4) against the performance of palmOne as a whole or a business unit of

palmOne, or by product or product line, (5) on a pre-tax or after-tax basis, and/or (6) on a generally accepted accounting principles (“GAAP”) or non-GAAP basis.

By granting awards that vest upon achievement of performance goals, the Administrator may be able to preserve palmOne’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits palmOne’s ability to deduct annual compensation paid to palmOne’s Chief Executive Officer or any other of palmOne’s four most highly compensated executive officers to $1,000,000 per individual. However, palmOne can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended and Restated 1999 Stock Plan, setting limits on the number of awards that any individual may receive, and for grants of restricted stock, establishing performance criteria that must be met before the award actually will vest or be paid. The performance goals listed above, as well as the per-person limits on shares covered by awards, permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting palmOne to receive a federal income tax deduction in connection with such awards.

Terms and Conditions of Options

All options granted under the Amended and Restated 1999 Stock Plan are nonstatutory stock options, which are options that are ineligible for special, potentially favorable United States federal tax treatment from the U.S. Internal Revenue Service. Each option granted under the Amended and Restated 1999 Stock Plan is evidenced by a written stock option agreement between the optionee and palmOne and is subject to the following terms and conditions:

•	Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The Amended and Restated 1999 Stock Plan provides that if palmOne desires to preserve its ability to deduct the compensation associated with options granted under the Amended and Restated 1999 Stock Plan pursuant to Section 162(m), the exercise price of a nonstatutory stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. As palmOne’s common stock is listed on the Nasdaq National Market, the fair market value generally is determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the grant date.

•	Form of Consideration. The means of payment for shares issued upon exercise of an option is determined by the Administrator and specified in each option agreement. Payment generally may be made by cash, check, other shares of our common stock owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver to palmOne the exercise price from sale proceeds, or by a combination thereof.

•	Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable, all as determined by the Administrator. No option may be exercised after the expiration of its term.

•	Termination of Employment or service. If an optionee ceases to be an employee, director or consultant for any reason (other than death or disability), then the optionee generally may exercise the option, to the extent vested as of such termination of employment or service, within the time period set forth in his or her option agreement or, if no such time is specified, within three months of such termination. In no event may an option be exercised after the expiration of its term.

•	Death or Disability of Optionee. If an optionee ceases to be an employee, director or consultant as a result of the optionee’s death or disability, then the optionee (or his or her beneficiary or estate) generally may exercise the option, to the extent vested as of such termination of employment or service, within the time period set forth in his or her option agreement or, if no such time is specified, within 12 months of such termination. In no event may an option be exercised after the expiration of its term.

•	Buyout Provisions. The Administrator may at any time offer to buy out an option previously granted for a payment of cash or shares of palmOne’s common stock.

•	Other Provisions. The stock option agreement may contain terms, provisions and conditions that are inconsistent with the Amended and Restated 1999 Stock Plan as determined by the Administrator.

•	Award Limit. No participant may be granted stock options to purchase more than 215,052 shares of common stock in any fiscal year, except that options to purchase an additional 430,105 shares may be granted in the participant’s first fiscal year of service.

Stock Purchase Rights

Stock purchase rights may be issued either alone, in addition to or in tandem with other awards granted under the Amended and Restated 1999 Stock Plan and/or cash awards made outside of the Amended and Restated 1999 Stock Plan. The Administrator determines the exercise price of stock purchase rights granted under the Amended and Restated 1999 Stock Plan. Each grant of stock purchase rights will be evidenced by an award agreement between palmOne and the participant, which will contain the terms of the award as determined by the Administrator. Unless the Administrator determines otherwise, the restricted stock purchase agreement will grant palmOne a repurchase option that becomes exercisable upon the voluntary or involuntary termination of the purchaser’s service with palmOne for any reason, including death or disability. The purchase price for shares palmOne repurchases generally will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to palmOne. The Administrator determines the rate at which the repurchase option will lapse; however, if the Administrator has determined it is desirable for the stock purchase right to qualify as “performance-based compensation” for purposes of Section 162(m), the repurchase option will lapse based on the achievement of performance goals. The Administrator will determine the number of shares of restricted stock subject to each stock purchase right, but during any fiscal year of palmOne, no participant may be granted more than 107,526 shares of restricted stock, except that an additional 215,052 shares of restricted stock may be granted in the participant’s first fiscal year of service.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are awards that grant the participant the right to receive an amount (in the form of cash, shares of equal value, or a combination thereof, as determined by the Administrator) equal to (1) the number of shares exercised, times (2) the amount by which palmOne’s stock price exceeds the exercise price. An individual will be able to profit from a stock appreciation right only if the fair market value of the stock increases above the exercise price. Each SAR will be evidenced by an award agreement between palmOne and the participant, which will contain the terms of the award as determined by the Administrator. The exercise price is set by the Administrator but cannot be less than 100% of the fair market value of the covered shares on the grant date. An SAR may be exercised only if it becomes vested based on the vesting schedule established by the Administrator. SARs expire under the same rules that apply to options under the Amended and Restated 1999 Stock Plan. The Administrator will determine the number of shares covered by each SAR, but during any fiscal year of palmOne, no participant may be granted SARs covering more than 215,052 shares, except that SARs covering up to an additional 430,105 shares may be granted in the participant’s first fiscal year of service. SARs generally will expire in the same manner and subject to the same terms as options, described above. In no event may an SAR be exercised after the expiration of its term.

Performance Units and Performance Shares

Performance units and performance shares are awards that result in a payment to a participant (in the form of cash, shares of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each performance unit and performance share is evidenced by an award agreement between palmOne and the participant, which will contain the terms of the award as determined by the Administrator. The applicable performance goals (which may be solely continued employment) will be determined by the Administrator, and may be applied on a company-wide, divisional or individual basis, as deemed appropriate in light of the participant’s specific responsibilities, or may be based upon applicable federal or state securities laws, or other basis determined by the Administrator (see “Performance Goals” below for more information).

The Administrator will determine the number of performance units granted to a participant, but during any fiscal year of palmOne, no participant may receive performance units having an initial value greater than $1 million and no participant may receive more than 107,526 performance shares except that in the participant’s first year of service, he or she may be granted additional performance units with an initial value of up to $2 million and up to an additional 215,052 performance shares. The Administrator establishes the initial value of each performance unit on or before the date of grant and each performance share has an initial value equal to the fair market value of a share of palmOne’s common stock on the date of grant.

Non-Transferability of Awards

Unless determined otherwise by the Administrator, an award granted under the Amended and Restated 1999 Stock Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an award granted under the Amended and Restated 1999 Stock Plan transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate. The Administrator also may impose restrictions on any shares acquired pursuant to the exercise of an award as it may deem advisable (such as restrictions related to applicable securities laws or the requirements of any national securities exchange or system upon which the shares of palmOne’s common stock is listed).

Adjustment Upon Changes in Capitalization

If palmOne experiences a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other change in the corporate structure of palmOne affecting the shares such that the Administrator, in its discretion, determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended and Restated 1999 Stock Plan, then proportional adjustments shall be made in the number of shares of palmOne’s common stock which have been authorized for issuance under the Amended and Restated 1999 Stock Plan (including the annual increase to the shares available for issuance), the individual fiscal year limits applicable to awards, the number of shares of stock subject to any award outstanding under the Amended and Restated 1999 Stock Plan, and the exercise price of any such outstanding award. Any such adjustment shall be made by the Administrator, whose determination shall be conclusive. In addition, the number of shares authorized for issuance under the Amended and Restated 1999 Stock Plan are appropriately increased from time to time for any increase in the number of issued shares resulting from adjustments to outstanding awards in connection with spin-off of PalmSource, Inc.

Change of Control

In the event of a merger of palmOne or the sale of all or substantially all of its assets, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding award. If the successor corporation refuses to assume the awards or to substitute equivalent awards, such awards shall become 100% vested and fully exercisable (if applicable). In addition, if an option, stock purchase right or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution, the Administrator shall notify the participant that each such award is fully exercisable for fifteen (15) days from the date of such notice and that the award terminates upon expiration of such period.

In addition, if a participant is terminated as a service provider for reasons other than cause within 12 months following a change of control, then the vesting and exercisability of each of the participant’s outstanding awards shall accelerate upon such termination with respect to fifty percent (50%) of the then unvested shares subject to or acquired under each such award.

Amendment, Suspensions and Termination of the Amended and Restated 1999 Stock Plan

palmOne’s board of directors may amend, suspend or terminate the Amended and Restated 1999 Stock Plan at any time. However, palmOne must obtain stockholder approval for any amendment to the Amended and Restated 1999 Stock Plan to the extent necessary or desirable to comply with applicable law. No such action may alter or impair the rights of any participant without the written consent of the participant. Unless terminated earlier, the Amended and Restated 1999 Stock Plan will terminate in 2009.

Federal Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and palmOne of awards granted under the Amended and Restated 1999 Stock Plan. It does not purport to be complete and does not discuss the tax consequences of the participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside. Tax consequences for any particular individual may be different.

Options

Options granted under the Amended and Restated 1999 Stock Plan are nonstatutory options which are options that are ineligible for special, potentially favorable, United States federal tax treatment from the U.S. Internal Revenue Service.

An optionee will not recognize any taxable income at the time the optionee is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also a palmOne employee will be subject to tax withholding by palmOne. Upon resale of such shares by the optionee, any difference between the sale price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on how long the optionee held the shares. Unless limited by Section 162(m), palmOne is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of palmOne common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Purchase Rights (Restricted Stock), Performance Units and Performance Shares

A participant will not recognize taxable income upon grant (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting date) of the vested shares received minus any amount paid for the shares. If payout of an award is deferred, a participant will not have taxable income until the Award is paid.

Tax Effect for palmOne

palmOne generally will be entitled to a tax deduction in connection with an award under the Amended and Restated 1999 Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to palmOne’s Chief Executive Officer and to each of palmOne’s four most highly compensated executive officers. However, the Amended and Restated 1999 Stock Plan has been designed to permit the Administrator to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting palmOne to receive a federal income tax deduction in connection with such awards.

Accounting Treatment

Currently, employee awards with purchase prices at or above fair market value on the grant date typically do not result in any direct charge to palmOne’s reported earnings. However, the fair market value of these awards is required to be disclosed in the notes to palmOne’s financial statements. palmOne must also disclose, in the notes to palmOne’s financial statements, the pro forma impact these awards would have on reported earnings and earnings per share if the fair value of the awards at the time of grant was treated as a compensation expense.

Currently, employee awards with purchase prices below fair market value on the grant date result in a direct compensation expense that is typically equal to the “spread” (i.e. the difference between the purchase price and the fair market value on the grant date). Typically, this expense is amortized over the award’s vesting period.

The Financial Accounting Standards Board currently intends to require mandatory expensing for equity awards for fiscal years commencing after December 15, 2004. In such event, palmOne expects that all Amended and Restated 1999 Stock Plan awards will result in direct charges to palmOne’s reported earnings.

Awards to be Granted to Certain Individuals and Groups

The number of awards (if any) that an employee, consultant, or director may receive under the Amended and Restated 1999 Stock Plan is in the discretion of the Administrator and therefore cannot be determined in advance. palmOne’s executive officers and directors have an interest in this proposal because they are eligible to receive awards under the Amended and Restated Stock Plan. The following table sets forth with respect to the 1999 Stock Plan (a) the total number of shares of palmOne common stock subject to options granted during the last fiscal year, (b) the average per share exercise price of such options (c) the total number of shares of restricted stock granted during the last fiscal year, and (d) the U.S. dollar value of such shares of restricted stock, based on $34.59 per share, the last reported trade price for shares on July 15, 2004.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price ($)	Number of Shares of Restricted Stock Granted	Dollar Value of Shares of Restricted Stock Granted ($)
Eric A. Benhamou(1) Former Chief Executive Officer and current Chairman of the board of directors	7,168	19.00	—	—

R. Todd Bradley Chief Executive Officer and Director	215,052	11.20	30,000	1,037,700

Judy Bruner Former Senior Vice President and Chief Financial Officer	70,901	12.82	5,000	172,950

Mary E. Doyle Senior Vice President, General Counsel and Secretary	43,010	11.20	—	—

Angel Mendez Senior Vice President, Global Operations	86,021	11.20	—	—

Ken Wirt Senior Vice President, General Manager of Handheld Business Unit	78,852	11.20	—	—

All executive officers, as a group	466,501	11.81	50,000	1,729,500

All directors who are not executive officers, as a group(1)	7,168	19.00	—	—

All employees who are not executive officers, as a group	3,219,839	11.99	13,000	449,670

(1)	Eric A. Benhamou was the Chief Executive Officer of palmOne until October 2003. At the time he received the option grant, in October 2003, he was the Chief Executive Officer and Chairman of the board of directors of palmOne, Inc.

Summary

palmOne believes strongly that approval of the Amended and Restated 1999 Stock Plan is essential to palmOne’s continued success. palmOne’s employees are its most important assets. The approval of the Amended and Restated 1999 Stock Plan will allow palmOne to grant a wider range of awards, including stock appreciation rights, performance shares and performance units. Awards such as those provided under the Amended and Restated 1999 Stock Plan constitute an important incentive for employees and other service providers of palmOne, align the interests of palmOne’s executive officers, other employees and directors with the interests of palmOne’s stockholders, and help palmOne to attract, retain, and motivate people whose skills and performance are critical to its success. Approval of the Amended and Restated 1999 Stock Plan also will allow palmOne to deduct certain executive compensation each year, thereby providing palmOne with potentially significant future tax benefits and associated cash flows.

Vote Required

The affirmative vote of a majority of the votes cast will be required to approve the adoption of the Amended and Restated 1999 Stock Plan. If the Amended and Restated 1999 Stock Plan is not approved by the affirmative vote of a majority of the votes cast, palmOne will continue to make grants under the 1999 Stock Plan as in effect prior to the amendment and restatement; this means that palmOne would not be able to deduct executive compensation in excess of $1 million paid to palmOne’s chief executive officer and four other most highly compensated employees pursuant to stock purchase rights granted under the 1999 Stock Plan. An unfavorable vote for this proposal also would prevent palmOne from granting awards of stock appreciation rights, performance shares and performance units.

palmOne’s executive officers have an interest in this proposal as they may receive awards under the Amended and Restated 1999 Stock Plan.

Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the Amended and Restated 1999 Stock Plan.

PROPOSAL NO. 3

RATIFICATION OF DELOITTE & TOUCHE LLP

The board of directors of palmOne has selected Deloitte & Touche LLP as the independent public auditors of palmOne for the fiscal year ending June 3, 2005. Deloitte & Touche LLP served in such capacity for fiscal year 2004. A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as palmOne’s independent public auditors is not obtained, the board of directors of palmOne will reconsider such appointment.

Vote Required

The affirmative vote of a majority of the votes cast is required for approval of this proposal.

Recommendation of the palmOne Board of Directors

The board of directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as palmOne’s independent public auditors for the fiscal year ending June 3, 2005.

EXECUTIVE OFFICERS

Set forth below is information concerning our current executive officers and their ages.

Name	Age	Position

R. Todd Bradley	45	Chief Executive Officer

Edward T. Colligan	43	President

Mary E. Doyle	52	Senior Vice President, General Counsel

Jeffrey C. Hawkins	47	Chief Technology Officer

Angel Mendez	43	Senior Vice President, Global Operations

Philippe Morali	43	Vice President, Interim Chief Financial Officer

Neil M. Scott	49	Vice President, Corporate Controller and Interim Chief Accounting Officer

Patricia A. Tomlinson	46	Senior Vice President, Human Resources

R. Todd Bradley (See description in Proposal No. 1 above).

Edward T. Colligan has served as President of palmOne since June 2004. From October 2003 until June 2004, he served as Senior Vice President and General Manager of the Wireless Business Unit of palmOne. Prior to joining palmOne in October 2003, Mr. Colligan was a co-founder and the President since October 2002 and the Chief Operating Officer since July 2001 of Handspring, Inc., a developer and seller of handheld computers and smartphones. From October 1998 through July 2001, he served as Senior Vice President, Marketing and Sales, of Handspring. Mr. Colligan holds a B.A. in political science from the University of Oregon.

Mary E. Doyle has served as Senior Vice President and General Counsel since April 2003. From April 2003 until October 2003, she served as Assistant Secretary of palmOne, and since October 2003 she has served as Secretary. Prior to joining palmOne, from July 1996 to December 2002, Ms. Doyle served as General Counsel and Secretary of General Magic, Inc., a voice application service provider. From January 1997 to September 1998, she served as Vice President of Business Affairs and, from September 1998 to December 2002, she served as Senior Vice President of Business Affairs at General Magic. In December 2002, General Magic filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code of 1978, as amended. Ms. Doyle holds a B.A. in biology and economics from the University of California, Santa Cruz, and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Jeffrey C. Hawkins has served as the Chief Technology Officer of palmOne since October 2003. Prior to joining palmOne, from July 1998 until October 2003, he was the Chief Product Officer and Chairman of the board of directors of Handspring, Inc., a developer and seller of handheld computers and smartphones. Since April 2002, he has served as Chairman and Executive Director of the Redwood Neuroscience Institute, a non-profit scientific research organization. He was a founder of Palm, Inc. and served as its Product Architect and one of its directors from 1992 to 1998. He holds a B.S.E.E. from Cornell University.

Angel Mendez has served as Senior Vice President, Global Operations since July 2001. Prior to joining palmOne, from April 2000 to March 2001, Mr. Mendez served as a Vice President of Global Supply Chain Management at Gateway Corporation, a computer supplier and seller. From June 1998 to April 2000, he served as Division Executive for Global Procurement at Citigroup. Mr. Mendez holds an M.B.A. from The Crummer School at Rollins College and a B.S.E.E. from Lafayette College and is a graduate of General Electric’s Manufacturing Management Program.

Philippe Morali has been palmOne’s Interim Chief Financial Officer since June 2004. From June 2002 until June 2004, he was Vice President Corporate Development and Treasury. From February 2000 when Mr. Morali joined palmOne until June 2002, he served as Vice President Affiliations and Mergers & Acquisitions. Prior to joining palmOne, from May 1998 to January 2000, Mr. Morali was the Director of Corporate Development for 3Com Corporation, a provider of voice and data networking products, services and solutions and the parent company of Palm, Inc. prior to its initial public offering. Mr. Morali holds an M.B.A. from the Columbia University Graduate School of Business in New York and a B.A. in Management from the University of Geneva, Switzerland.

Neil M. Scott has been palmOne’s interim Chief Accounting Officer since June 2004 and has been a Vice President and the Corporate Controller since July 2002. From February 2000 to July 2002, Mr. Scott served as Controller, Content and Access. Prior to joining palmOne, Mr. Scott held various finance positions at 3Com Corporation, a provider of voice and data networking products, services and solutions and the parent company of Palm, Inc. prior to its initial public offering, from 1987 until February 2000, serving most recently as Controller of Asia Pacific Sales and Marketing. Prior to 3Com, he was employed by Deloitte & Touche LLP. Mr. Scott is a Chartered Accountant in South Africa. Mr. Scott holds a B.A. in Commerce and a diploma in Accounting from the University of Natal, South Africa.

Patricia A. Tomlinson has served as Senior Vice President and Chief Human Resources Officer since October 2003. Prior to joining palmOne in October 2003, Ms. Tomlinson was the Vice President, Human Resources, of Handspring, Inc., a developer and seller of handheld computers and smartphones, since January 2000. From April 1996 to November 1999, she was Vice President of Human Resources at Edify Corporation, a self-service software company. Ms. Tomlinson holds a B.A. in sociology from Pomona College.

The following were executive officers of palmOne during fiscal year 2004 but have since changed roles or resigned.

Name	Age	Position

Eric A. Benhamou	49	Chairman and Former Chief Executive Officer

Judy Bruner	45	Former Senior Vice President and Chief Financial Officer

Kenneth R. Wirt	53	Senior Vice President, Worldwide Marketing and Former Executive Officer

Eric A. Benhamou (See description in Proposal No. 1 above).

Judy Bruner served as Senior Vice President and Chief Financial Officer from September 1999 until June 2004. Prior to joining palmOne, from April 1988 to September 1999, Ms. Bruner held several executive and management positions at 3Com Corporation, a provider of voice and data networking products, services and solutions and the parent company of Palm, Inc. prior to its initial public offering. Ms. Bruner is currently Executive Vice President of Administration and Chief Financial Officer of SanDisk, Inc., and serves on the board of directors of Ciphergen Biosystems, Inc. Ms. Bruner holds a B.A. in economics from the University of California, Los Angeles, and an M.B.A. from Santa Clara University.

Kenneth R. Wirt is currently the Senior Vice President of Worldwide Marketing. He served as Senior Vice President and General Manager of the Handheld Business Unit from July 2003 until June 2004. From February 2003 to July 2003, he served as Senior Vice President, Sales and Marketing, from February 2002 to February 2003, he served as Senior Vice President, Marketing and Product Management, and, from July 2001 to February 2002, Mr. Wirt served as Senior Vice President, Marketing. Prior to joining palmOne, from February 1999 to December 2000, Mr. Wirt was the Founder and Chief Executive Officer of Riffage.com, Inc. Mr. Wirt holds an M.B.A. from Stanford University and a B.A. from the University of Michigan.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation paid by palmOne to (i) the current and former Chief Executive Officers of palmOne and (ii) the four other most highly compensated individuals (based on salary and bonus during fiscal year 2004) who were serving as executive officers of palmOne at the end of fiscal year 2004. We shall refer to such individuals collectively as the named executive officers in this proxy statement.

Summary Compensation Table

					Long-Term Compensation Awards
	Fiscal Year	Annual Compensation			Restricted Stock Award(s) ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Name and Principal Position		Salary ($)	Bonus ($) (1)
Eric A. Benhamou Former Chief Executive Officer and current Chairman of the board of directors (4)	2004 2003 2002	213,280 525,000 284,375	— 36,750 —		— — —		38,709 60,000 55,250	35,333 — —

R. Todd Bradley Chief Executive Officer, and Director (5)	2004 2003 2002	653,333 596,250 514,596	874,033 86,800 —		514,433 97,000 88,800	(10) (11) (12)	215,052 72,500 80,000	123,276 128,418 55,194

Judy Bruner Former Senior Vice President and Chief Financial Officer (6)	2004 2003 2002	330,000 330,000 330,000	328,597 32,340 —		80,795 48,500 125,200	(13) (14) (15)	70,901 30,000 21,154	3,473 2,948 2,795

Mary E. Doyle Senior Vice President, General Counsel and Secretary (7)	2004 2003 2002	285,000 32,385 —	96,339 — —		— 9,729 —	(16)	43,010 — —	1,435 119 —

Angel L. Mendez Senior Vice President, Global Operations (8)	2004 2003 2002	300,000 300,000 268,750	213,375 21,000 109,970		— 48,450 —	(17)	86,021 55,555 17,920	121,089 127,939 93,705

Kenneth R. Wirt Senior Vice President and General Manager, Handheld Business Unit (9)	2004 2003 2002	326,250 300,000 237,760	272,451 21,000 15,000	(18)	— 48,450 —	(19)	78,852 55,555 21,505	8,562 5,005 1,092

(1)	No executive officers were paid bonuses under palmOne’s company-wide bonus plan for the fiscal year 2002 due to palmOne’s financial performance. Mary E. Doyle, Angel L. Mendez and Kenneth R. Wirt became executive officers of palmOne in October 2003.
(2)	Based on the closing sale price of palmOne’s common stock as reported on the Nasdaq National Market on May 28, 2004 of $21.23 per share, the dollar value of 70,503 shares of restricted stock outstanding as of May 28, 2004 was $1,496.778, of which 65,433 shares were subject to a right of repurchase by palmOne. palmOne does not presently plan to pay any dividends on shares of its restricted stock referred to in this column.
(3)

All other compensation generally includes payment of travel/housing/car, or relocation, expenses, 401(k) matching payments, financial planning costs, group term life insurance premiums and severance payments. With respect to Mr. Benhamou, in fiscal year 2004, all other compensation represents $35,333.33 paid in connection with Mr. Benhamou’s services as a director following his resignation as Chief Executive Officer in October 2003. With respect to Mr. Bradley, in fiscal year 2004, all other compensation includes $104,339 in relocation allowance, $5,000 in 401(k) matching payments, $11,935 in financial consulting expenses and $2,002 in group term life insurance premiums; in fiscal year 2003, all other compensation includes $111,468 in relocation allowance, $5,000 in 401(k) matching payments, $10,500 in financial consulting expenses and

$1,450 in group term life insurance premiums; in fiscal 2002, all other compensation includes $44,744 in relocation allowance, $9,500 in 401(k) matching payments and $950 in group term life insurance premiums. With respect to Ms. Bruner, in fiscal year 2004, all other compensation includes $2,375 in 401(k) matching payments and $1,098 in group term life insurance premiums; in fiscal year 2003, all other compensation includes $2,063 in 401(k) matching payments and $885 in group term life insurance premiums; in fiscal year 2002, all other compensation includes $2,063 in 401(k) matching payments and $732 in group term life insurance premiums. With respect to Ms. Doyle, in fiscal year 2004, all other compensation represents $1,435 in group term life insurance premiums; in fiscal year 2003, all other compensation represents $119 in group term life insurance premiums. With respect to Mr. Mendez, in fiscal year 2004, all other compensation includes $104,338 in relocation allowance, $5,031 in 401(k) matching payments, $11,060 in financial consulting expenses and $660 in group term life insurance premiums; in fiscal year 2003, all other compensation includes $111,467 in relocation allowance, $6,562 in 401(k) matching payments, $9,250 in financial consulting expenses and $660 in group term life insurance premiums; in fiscal year 2002, all other compensation includes $87,371 in relocation allowance, $1,562 in 401(k) matching payments, $4,250 in financial consulting expenses and $522 in group term life insurance premiums. With respect to Mr. Wirt, in fiscal year 2004, all other compensation includes $6,575 in 401(k) matching payments, and $1,987 in group term life insurance premiums; in fiscal year 2003, all other compensation includes $3,625 in 401(k) matching payments and $1,380 in group term life insurance premiums; in fiscal year 2002, all other compensation represents $1,092 in group term life insurance premiums.

(4)	Mr. Benhamou served as Chief Executive Officer of palmOne, Inc, from November 9, 2001 to October 28, 2003.
(5)	Mr. Bradley became an employee of palmOne, Inc. in June 2001 and was appointed a director of palmOne, Inc. effective as of July 2002. In addition, Mr. Bradley was appointed Chief Executive Officer of palmOne, Inc. effective October 2003.
(6)	Ms. Bruner was Chief Financial Officer of palmOne, Inc. from September 1999 to June 18, 2004.
(7)	Ms. Doyle joined palmOne, Inc. in April 2003 as Senior Vice President and General Counsel and was appointed Secretary in October 2003.
(8)	Mr. Mendez joined palmOne, Inc. in July 2001 as Senior Vice President, Global Operations.
(9)	Mr. Wirt joined palmOne, Inc. in July 2001 as Senior Vice President of Marketing and currently serves as Senior Vice President, Worldwide Marketing.
(10)	Represents the dollar value of 3,333 and 26,667 shares of restricted stock granted to Mr. Bradley based upon the closing prices of $25.06 and $16.16 per share, respectively, of common stock on the date of grant, less the purchase price paid for the stock. The shares vest in equal annual increments over a three-year period.
(11)	Represents the dollar value of 5,000 shares of restricted stock granted to Mr. Bradley based upon the closing price of $19.40 per share of palmOne’s common stock on the date of grant, which vests in equal annual increments over a three-year period.
(12)	Includes the dollar value of 500 shares of restricted stock granted to Mr. Bradley based upon the closing price of $104.80 per share of palmOne’s common stock on the date of grant, which vests on the sixth anniversary of the date of grant. Also includes the dollar value of 500 shares of restricted stock granted to Mr. Bradley based upon the closing price of $72.80 per share of palmOne’s common stock on the date of grant, which vests as to 30 percent of the shares on the first and second anniversary of the date of grant and as to the remaining 40 percent of the shares on the third anniversary of the date of grant.
(13)	Represents the dollar value of 5,000 shares of restricted stock granted to Ms. Bruner based upon the closing price of $16.16 per share of palmOne’s common stock on the date of grant, less the purchase price paid for the stock. The shares vest in equal annual increments over a three-year period.
(14)	Represents the dollar value of 2,500 shares of restricted stock granted to Ms. Bruner based upon the closing price of $19.40 per share of palmOne’s common stock on the date of grant, which vests in equal annual increments over a three-year period.
(15)

Includes the dollar value of 500 shares of restricted stock granted to Ms. Bruner based upon the closing price of $104.80 per share of palmOne’s common stock on the date of grant, which vests on the sixth anniversary of the date of grant. Also includes the dollar value of 1,000 shares of restricted stock granted to

Ms. Bruner based upon the closing price of $72.80 per share of palmOne’s common stock on the date of grant, which vests as to 30 percent of the shares on the first and second anniversary of the date of grant and as to the remaining 40 percent of the shares on the third anniversary of the date of grant.

(16)	Represents the dollar value of 1,000 shares of restricted stock granted to Ms. Doyle based upon the closing price of $9.73 per share of palmOne’s common stock on the date of grant, less the purchase price paid for the stock. The shares vest in equal annual increments over a two-year period.
(17)	Represents the dollar value of 2,500 shares of restricted stock granted to Mr. Mendez based upon the closing price of $19.40 per share of palmOne’s common stock on the date of grant, less the purchase price paid for the stock. The shares vest in equal annual increments over a three-year period.
(18)	Represents a bonus of $184,687 and commissions in the amount of $87,764 paid in fiscal year 2004.
(19)	Represents the dollar value of 2,500 shares of restricted stock granted to Mr. Wirt based upon the closing price of $19.40 per share of palmOne’s common stock on the date of grant, less the purchase price paid for the stock. The shares vest in equal annual increments over a three-year period.

Grants of Stock Options

The following table provides information concerning grants of options to purchase shares of palmOne’s common stock ((such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) made during fiscal year 2004 to the named executive officers:

Option Grants in Fiscal Year 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in Fiscal Year 2004(2)	Exercise Price Per Share ($/sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%($)	10%($)
Eric A. Benhamou	7,168	(5)	0.2	19.00	10/28/2013	85,650	217,054
R. Todd Bradley	215,052		5.8	11.20	07/31/2013	1,514,744	3,838,660
Judy Bruner	52,568		1.4	11.20	07/31/2013	370,269	938,334
	18,333		0.5	17.50	10/29/2013	201,766	511,316
Mary E. Doyle	43,010		1.2	11.20	07/31/2013	302,946	767,724
Angel L. Mendez	86,021		2.3	11.20	07/31/2013	605,899	1,535,467
Kenneth R. Wirt	78,852		2.1	11.20	07/31/2013	555,403	1,407,501

(1)	All of the options in this table are subject to the terms of palmOne’s 1999 Stock Plan, as amended. All options are exercisable only as they vest.
(2)	Based on a total of options to purchase 3,693,508 shares granted to all palmOne employees in fiscal year 2004. Does not include 1,869,457 options granted to Handspring employees that were assumed by palmOne at the time of the acquisition of Handspring, Inc. in October 2003.
(3)	All options were granted at an exercise price equal to the fair market value of palmOne’s common stock on the date of grant.
(4)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent palmOne’s estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of palmOne’s common stock, overall market conditions and the option holders’ continued employment through the vesting period.
(5)	Does not include 31,541 options granted to Mr. Benhamou under the 2001 Director Plan following his resignation as Chief Executive Officer in October 2003.

Exercises of Stock Options

The following table provides information concerning option exercises during fiscal year 2004 and the exercisable and unexercisable options held by the named executive officers as of May 28, 2004:

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at May 28, 2004 (#)		Value of Unexercised In-the-Money Options at May 28, 2004 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eric A. Benhamou	—	—	163,200	40,740	1,100,207	86,321
R. Todd Bradley	—	—	179,582	254,106	1,180,213	2,182,487
Judy Bruner	—		115,620	86,120	426,079	668,476
Mary E. Doyle	—	—	26,283	74,074	331,645	926,117
Angel L. Mendez	24,191	188,445	65,969	93,527	562,164	924,277
Kenneth R. Wirt	12,168	114,988	66,717	89,195	544,190	870,346

(1)	Based on a fair market value of $21.23 per share as of May 28, 2004, the closing sale price per share of palmOne’s common stock on that date as reported on the Nasdaq National Market.

Employment, Severance and Change of Control Agreements

palmOne has entered into management retention agreements with the following named executive officers: R. Todd Bradley, Judy Bruner, Mary E. Doyle, Angel Mendez and Ken Wirt. The management retention agreements with Mr. Bradley and Ms. Bruner entitle each such officer to full acceleration of the vesting of his or her outstanding stock options and full vesting of any shares of restricted stock upon a change of control (as defined in the management retention agreements). Under Ms. Doyle’s, Mr. Mendez’s and Mr. Wirt’s management retention agreements, his or her outstanding stock options and restricted stock become fully vested if, within 12 months following a change of control (as defined in the management retention agreement), his or her employment is terminated involuntarily by palmOne other than for cause (as defined in the management retention agreement), death or disability or voluntarily by him or her for good reason (as defined in the management retention agreement). Further, the management retention agreements with all of the named executive officers listed above provide that each such officer is entitled to additional severance benefits if, within 12 months following a change of control (as defined in the management retention agreements), the employee’s employment is terminated involuntarily by palmOne other than for cause (as defined in the management retention agreements), death or disability or voluntarily by the employee for good reason (as defined in the management retention agreements) and the employee enters into a mutual release of claims with palmOne. These severance benefits include a severance payment equal to such employee’s annual salary and target bonus (except that with respect to Mr. Bradley, this severance payment is equal to two times annual salary and target bonus), continued company-paid coverage of certain employee benefits for a maximum of two years following his or her termination, pro-rated bonus payment and a tax equalization payment to eliminate the effects of any applicable “golden parachute” excise tax.

In addition, palmOne has entered into severance agreements with R. Todd Bradley, Judy Bruner, Mary E. Doyle, Angel Mendez and Ken Wirt. Pursuant to the severance agreements, each of these employees is entitled to severance benefits if the employee’s employment is terminated involuntarily by palmOne other than for cause (as defined in the severance agreements), death or disability (as defined in the severance agreements) or voluntarily by the employee for good reason (as defined in the severance agreements) and the employee enters into a mutual release with palmOne, complies with all of the terms of the severance agreement, including the non-solicitation of employees, and does not qualify for payments and benefits under his or her management retention agreement. With respect to Ms. Bruner, Ms. Doyle, Mr. Mendez and Mr. Wirt, the severance benefits include a lump-sum payment equal to 100% of annual base salary, one year of accelerated vesting of stock options (excluding any shares that would vest solely or have their vesting accelerate upon the achievement of performance objectives), vesting of one-half of any shares of restricted stock (excluding any shares that vest solely or have their vesting accelerate upon the achievement of performance objectives) and certain employer paid health benefits for one year if the employee elects continuation coverage. With respect to Mr. Bradley, the severance benefits include a lump-sum payment equal to 200% of annual base salary, two years of accelerated vesting of stock options (excluding any shares that would vest solely or have their vesting accelerate upon the achievement of performance objectives), vesting of one-half of any shares of restricted stock (excluding any shares that vest solely or have their vesting accelerate upon the achievement of performance objectives) and certain employer paid health benefits for two years if the employee elects continuation coverage. Under the terms of the severance agreements, a termination event will not be deemed to have occurred where an individual is employed by a subsidiary of palmOne and palmOne distributes the securities of such subsidiary to palmOne’s stockholders.

palmOne has also entered into executive retention agreements with the following named executive officers pursuant to an executive retention program: R. Todd Bradley, Judy Bruner, Angel Mendez and Ken Wirt. Pursuant to these agreements, each of these officers is entitled to a guaranteed bonus based on target percentages of his or her eligible base salary for the period from the first quarter of fiscal year 2003 through the second quarter of fiscal year 2004. The bonuses are contingent on the achievement of minimum performance ratings exceeding expectations and are scheduled to be paid after the end of palmOne’s quarter ending November 28, 2003, provided the officer has remained at palmOne through that date. In addition, these agreements provide for grants of restricted stock to these officers, subject to a three year vesting schedule in equal annual installments, in the following amounts (such amounts are adjusted to give effect to the one-for-20 reverse stock split of palmOne common stock effective as of October 15, 2002): 5,000 shares for Mr. Bradley, 2,500 shares for Ms. Bruner, 2,500 shares for Mr. Mendez and 2,500 shares for Mr. Wirt.

In May 2001, palmOne entered into an offer letter agreement with R. Todd Bradley, which provides for: a base annual salary of $525,000, bonus eligibility, relocation services and benefits and a grant of an option to acquire 53,763 shares of palmOne common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of palmOne common stock effective as of October 15, 2002 and the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter. The relocation benefits include a temporary housing and travel allowance, which began in November 2001, including monthly payments of $5,000 and executive level relocation tax gross-up. In May 2002, Mr. Bradley was promoted to President, Solutions Group, and his compensation was adjusted to provide for an enhanced bonus potential and a grant of an additional option to acquire 53,763 shares of palmOne common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of palmOne common stock effective as of October 15, 2002 and the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003), subject to four year vesting with 25% vesting after the first year and the remaining option vesting monthly thereafter. In September 2002, Mr. Bradley’s title was changed to President and Chief Executive Officer, Solutions Group, and his base annual salary was increased to $620,000. In August 2003, Mr. Bradley’s annual base salary was increased to $660,000, and in July 2003, he was granted an option to purchase 215,052 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003), subject to monthly vesting over three years.

In July 2001, palmOne entered into an offer letter agreement with Angel Mendez, which provides for: a base annual salary of $300,000, bonus eligibility, a sign-on bonus of $100,000, eligibility for up to two years of temporary housing and a grant of an option to acquire 14,336 shares of palmOne common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of palmOne common stock effective as of October 15, 2002 and the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter. The temporary housing and travel allowance began in November 2001, including monthly payments of $5,000 and executive level relocation tax gross-up, and was recently extended through July 2005. In July

2003, Mr. Mendez was granted an option to purchase 86,021 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003), subject to monthly vesting over three years.

In July 2001, palmOne entered into an offer letter agreement with Ken Wirt, which provides for: a base annual salary of $275,000, bonus eligibility and a grant of an option to acquire 17,921 shares of palmOne common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of palmOne common stock effective as of October 15, 2002 and the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter. In June 2003, Mr. Wirt became the Senior Vice President and General Manger for the Handheld Business Unit, his base annual salary was increased to $330,000 and he became entitled to receive an additional sales incentive bonus. In July 2003, Mr. Wirt was granted an option to purchase 78,852 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003), subject to monthly vesting over three years.

In November 2002, palmOne entered into a letter arrangement with Eric Benhamou, which provides for: an annual base salary of $525,000; bonus eligibility; a grant of an option exercisable for 86,021 shares of palmOne common stock (such amount gives effect to the one-for-twenty reverse stock split of palmOne common stock effective as of October 15, 2002 and the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003), which vests in equal annual installments over three years and accelerated vesting in full at the time of the PalmSource distribution; and an additional grant of an option exercisable for 7,168 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) to be made at the time of the consummation of the PalmSource distribution.

In April 2003, palmOne entered into an offer letter agreement with Mary E. Doyle, which provides for: a base annual salary of $285,000, bonus eligibility and a grant of an option to acquire 57,347 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter. In addition, the offer letter provides for Ms. Doyle to participate in palmOne’s executive retention program, including a guaranteed bonus based on target percentages of her eligible base salary for the period from April 21, 2003 through the second quarter of fiscal year 2004 (contingent on the achievement of minimum performance ratings exceeding expectations and provided that Ms. Doyle remained at palmOne through December 31, 2003) and the grant of 1,000 shares of restricted stock, subject to a two year vesting schedule in equal annual installments. In July 2003, Ms. Doyle was granted an option to purchase 43,010 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003), subject to monthly vesting over three years.

palmOne’s 1999 Stock Plan, as amended (the “1999 Stock Plan”), provides that in the event of palmOne’s merger with or into another corporation or the sale of substantially all of palmOne’s assets, the successor corporation may assume or substitute an equivalent award for each outstanding option or stock purchase right. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control (as defined in the 1999 Stock Plan), then the vesting and exercisability of 50% of the then unvested shares of common stock of palmOne subject to his or her option or stock purchase right will accelerate. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a merger or sale of assets, the administrator of the 1999 Stock Plan will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

Under palmOne’s 1999 Employee Stock Purchase Plan, as amended, in the event of palmOne’s merger with or into another corporation or the sale of all or substantially all of palmOne’s assets, the successor corporation may assume or substitute an equivalent option for each outstanding option. If the successor corporation does not assume or substitute for the outstanding options, the purchase periods and offering periods then in progress will be shortened by setting a new exercise date, which will be before the merger or sale of assets.

palmOne’s Amended and Restated 1999 Director Option Plan, as amended, or the 1999 Director Plan, provides that in the event of palmOne’s merger with or into another corporation or the sale of substantially all of palmOne’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for an outstanding option, the option will become fully vested and exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the Administrator of the 1999 Director Plan will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option will terminate upon the expiration of such 30-day period. In addition, in the event of a change of control (as defined in the 1999 Director Plan), the exercisability of each outstanding option will accelerate and become fully vested and exercisable immediately prior to the change of control as to all of the shares then subject to the option. The option will terminate immediately following the change of control.

palmOne’s 2001 Stock Option Plan for Non-Employee Directors, or the 2001 Director Plan, provides that in the event of palmOne’s merger with or into another corporation or the sale of substantially all of palmOne’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for an outstanding option, the option will become fully vested and exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the Administrator of the 2001 Director Plan will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option will terminate upon the expiration of such 30-day period. In addition, if a change of control (as defined in the 2001 Director Plan) occurs and a non-employee director will cease to be such as an immediate and direct consequence of the change of control, his or her outstanding options (if not yet expired) will become fully exercisable on the date of the change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with 3Com Corporation

Subsequent to the date of separation of palmOne from 3Com, palmOne paid 3Com for certain leased facilities through the first quarter of fiscal year 2004 and for transitional services required while palmOne established its independent infrastructure, with transitional services being completed in the third quarter of fiscal year 2002. Amounts paid to 3Com under these agreements since the separation date were approximately $0.6 million, $15.3 million and $25.2 million for fiscal years 2004, 2003 and 2002, respectively.

A Tax Sharing Agreement allocates 3Com’s and palmOne’s responsibilities for certain tax matters. The agreement requires palmOne to pay 3Com for the incremental tax costs of palmOne’s inclusion in consolidated, combined or unitary tax returns with affiliated corporations. The agreement also provides for compensation or reimbursement as appropriate to reflect re-determinations of palmOne’s tax liability for periods during which palmOne joined in filing consolidated, combined or unitary tax returns with affiliated corporations.

Each member of a consolidated group for United States federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, palmOne could be required to pay a deficiency in the group’s federal income tax liability for a period during which palmOne was a member of the group even if the Tax Sharing Agreement allocates that liability to 3Com or another member.

Effective as of the date of separation of palmOne from 3Com, subject to specified exceptions, palmOne and 3Com each released the other from any liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement.

Transactions with PalmSource

palmOne’s Chairman of the board of directors, Eric Benhamou, is also the Chairman of the board of directors of PalmSource. In December 2001, palmOne entered into a software license agreement with PalmSource which was amended and restated in June 2003. The agreement includes a minimum annual royalty and license commitment of $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006. Under the software license agreement, palmOne incurred expenses of $39.5 million, $38.9 million and $21.4 million during the fiscal years 2004, 2003 and 2002, respectively.

Subsequent to the date of separation of PalmSource from palmOne, PalmSource will continue to pay palmOne for certain transitional services. During the fiscal year 2004, palmOne recognized $0.4 million for these transitional services.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its $50 million convertible note with Texas Instruments to PalmSource.

As part of the agreements with PalmSource relating to the PalmSource distribution, palmOne agreed to assume liabilities arising out of the Xerox litigation and to indemnify PalmSource and PalmSource’s licensees if any claim is brought against either of them alleging infringement of the Xerox patent by covered operating system versions for any damages it may incur related to this case. In the event that any damages are not paid by palmOne as prescribed by the agreement, PalmSource is obligated to pay any shortfall amounts; however, palmOne is not relieved of its obligation to make the payment or reimburse PalmSource.

A Tax Sharing Agreement allocates palmOne’s and PalmSource’s responsibilities for certain tax matters. palmOne has the responsibility to prepare and file all consolidated tax returns for PalmSource through the date of distribution including final consolidated federal income tax returns of the group. PalmSource’s tax liability will generally be calculated as if PalmSource is a stand-alone corporation. Consistent with the stand-alone methodology, PalmSource will not receive any payments for use by palmOne of any PalmSource operating losses. To the extent those losses reduce PalmSource’s tax liability as a stand-alone corporation in a future period, any required payment to palmOne would be reduced.

PalmSource will indemnify palmOne for increases (as a result of an amended return or audit or other dispute) in PalmSource’s stand-alone income tax liability or other consolidated tax liability attributable to periods after December 3, 2001, for increases in certain non-income taxes (including payroll and employee withholding taxes) attributable to PalmSource’s business whether before or after December 3, 2001, and for transfer taxes, if any, incurred on the transfer of assets by palmOne to PalmSource. PalmSource will indemnify palmOne for any tax liability incurred by palmOne on account of the sale of PalmSource common stock in connection with the PalmSource spin-off.

Other Transactions and Relationships

In fiscal year 2003, palmOne made a $1.0 million equity investment in and entered into a product procurement agreement with Mobile Digital Media, Inc., a company founded by Barry Cottle, the former Senior Vice President and Chief Internet Officer of palmOne until his employment with palmOne terminated in February 2002. This equity investment is included in other assets. palmOne paid $11.0 million and $4.6 million for products purchased under the product procurement agreement during the fiscal years 2004 and 2003, respectively. These products were purchased by palmOne for resale.

palmOne purchased $41,000, $112,000 and $81,000 of products from SanDisk Corporation during the fiscal years 2004, 2003 and 2002, respectively, through a series of purchase orders and without further obligations on the part of palmOne. Judy Bruner, palmOne’s former Senior Vice President and Chief Financial Officer, is now the Executive Vice President of Administration and Chief Financial Officer of SanDisk.

palmOne purchased $154,000, $317,000 and $32,000 of software licenses and services from Kontiki, Inc. during the fiscal years 2004, 2003 and 2002, respectively. Michael Homer, a current member of palmOne’s board of directors, is the Chairman of Kontiki, Inc. Bruce Dunlevie, a current member of palmOne’s board of directors, is a partner at Benchmark Capital, which owns more than 10% of the Kontiki stock and has a partner, Kevin Harvey, on the board of directors of Kontiki, Inc.

palmOne recorded revenues of $15.8 million during the fiscal year 2004 from certain subsidiaries of the France Telecom Group. Jean-Jacques Damlamian, a current member of palmOne’s board of directors, is the former Senior Vice President, Group Technology and Innovation at France Telecom, and is currently a Special Advisor to the Chief Executive Officer of France Telecom.

palmOne recorded revenues of $5.3 million during the fiscal year 2004 from T-Mobile USA, Inc. Susan Swenson, a current member of palmOne’s board of directors and the chairperson of palmOne’s Audit Committee, became the Chief Operating Officer of T-Mobile USA, Inc. in February 2004. In addition, palmOne recorded expenses of approximately $80,000 in fiscal year 2004 for mobile telephone services.

palmOne paid $36,000 and $175,000 during the fiscal years 2004 and 2003 and, respectively, to RealNetworks in connection with bundling of products, web site referrals and engineering assistance. Eric Benhamou, Chairman of palmOne’s board of directors, is also a member of RealNetworks’ board of directors.

palmOne is involved in a co-promotional sales and marketing relationship with Good Technology. Good Technology is also an indirect distributor and reseller of palmOne products. John Doerr, a current member of palmOne’s board of directors, serves as a member of Good Technology’s board of directors and is a partner at Kleiner Perkins Caufield & Byers, which owns more than 10% of the Good Technology stock. Bruce Dunlevie, a current member of palmOne’s board of directors, also serves as a member of Good Technology’s board of directors and is a partner at Benchmark Capital, which owns more than 10% of the Good Technology stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the board of directors has:

•	reviewed and discussed the audited financial statements with palmOne’s management;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and

•	discussed with the independent auditors the independent auditors’ independence.

Based on such review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in palmOne’s Annual Report on Form 10-K for fiscal year 2004.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Gordon A. Campbell
Donna L. Dubinsky
Susan G. Swenson

AUDIT AND RELATED FEES

In September 2002, the Audit Committee of palmOne’s board of directors adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Deloitte & Touche LLP. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to an aggregate dollar limit. All such audit, audit-related, tax and non-audit services provided to palmOne by Deloitte & Touche, LLP since September 2002 have been pre-approved by the Audit Committee in accordance with its policies and procedures.

The following table sets forth the audit and related fees for services provided to palmOne by Deloitte & Touche LLP for fiscal years 2003 and 2004, respectively.

	Fiscal Year 2003	Fiscal Year 2004
Audit Fees	$900,000	$1,285,000
Audit-Related Fees	91,000	123,000
Tax Fees	51,000	101,000
All Other Fees	40,000	—

Total	$1,082,000	$1,509,000

Audit Fees

Audit fees include fees billed to palmOne by Deloitte & Touche LLP for the audit of palmOne’s annual financial statements, for the review of the financial statements included in palmOne’s quarterly reports on Form 10-Q, statutory audits of palmOne’s foreign subsidiaries and assistance with the review of various Securities and Exchange Commission filings.

Audit-Related Fees

Audit-related fees billed to palmOne by Deloitte & Touche LLP include fees for accounting consultations concerning financial accounting and reporting standards and consultations in connection with acquisitions and other audit-related services as pre-approved by the Audit Committee.

Tax Fees

Tax fees include fees billed to palmOne by Deloitte & Touche LLP for tax planning and advice and tax return preparation services.

All Other Fees

For fiscal year 2003, other fees billed to palmOne by Deloitte & Touche LLP related to expatriate administrative service.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Summary of Compensation Policies for Executive Officers

palmOne designs its compensation program to enable it to attract, retain, motivate and reward highly qualified executive officers who are likely to contribute to the long-term success of palmOne. palmOne’s compensation program for all employees includes both cash- and equity-based elements. The Compensation Committee believes that it is important to align compensation with palmOne’s business objectives and performance and to align incentives for both employees and executive officers with the interests of stockholders in maximizing stockholder value. As a result, palmOne emphasizes performance-based compensation in the design of its compensation programs.

palmOne strives to make its compensation programs competitive with the marketplace. palmOne’s executive compensation policies reflect the competition for executive talent and the unique challenges and opportunities facing palmOne in the handheld computing and communication markets. The Compensation Committee conducts annual reviews of palmOne’s compensation practices by comparing them to those of peer companies in the high technology community. The Compensation Committee sets objective compensation standards based on these reviews.

Cash Compensation

Salary. The Compensation Committee offers salaries to its executive officers that are competitive with salaries offered by companies of similar size, complexity and market valuation or capitalization in the high technology community, particularly in the Silicon Valley. palmOne sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group that compete with palmOne in the recruitment and retention of senior personnel. With respect to determining salary and other aspects of executive compensation for fiscal year 2004, palmOne used the Radford Executive Compensation survey, including information from more than one hundred public companies in various high technology industries with revenue in a range comparable to palmOne’s revenue.

Cash Bonus. In July 2002, the Compensation Committee established an executive bonus program for the retention of certain executive officers. This bonus program provided for guaranteed bonuses based on target percentages of an executive officer’s eligible base salary for the period from the first quarter of fiscal year 2003 through the second quarter of fiscal year 2004. Targets for the bonus awards ranged from 50% to 100% of eligible base salary. The bonuses were contingent on the achievement of minimum performance ratings exceeding expectations, and were paid in December 2003 to the executive officers who remained at palmOne through November 28, 2003. The executive bonus program superseded and replaced previous executive bonus programs. Following the second quarter of fiscal year 2004, executive officers have again been eligible to participate in any palmOne bonus plan or program. At the end of the third and fourth quarters of fiscal year 2004, based on palmOne’s financial performance, discretionary bonuses equal to approximately 6.25% and 25%, respectively, of the executive officer’s executive bonus program annual bonus target were paid to the executive officers.

On June 18, 2004, the Compensation Committee approved the fiscal year 2005 annual incentive plan. This plan provides that bonuses will be paid semiannually to executive officers and other employees upon the achievement of certain revenue, profitability and performance objectives.

Equity-Based Compensation

palmOne grants initial or “new-hire” options to executive officers when they first join palmOne. In addition, palmOne may grant restricted stock to some of its executive officers when they first join palmOne. Thereafter,

palmOne may grant options and restricted stock to each executive officer, including the Chief Executive Officer, based on performance. To enhance retention, options and restricted stock granted to executive officers are subject to vesting restrictions that generally lapse over one to four years. The number of options and shares of restricted stock that palmOne grants to a particular executive officer upon hire and throughout employment depends on the officer’s level of responsibility and a review of stock option and restricted stock grants for comparable positions in a broad peer group of companies. Options granted by palmOne at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve palmOne, and the price of palmOne’s stock subsequently increases.

In designing executive compensation for fiscal year 2004, palmOne retained outside consultants to provide data necessary to perform a comprehensive assessment of compensation for its Chief Executive Officer and other executive officers. The consultant rendered a report that surveyed competitors’ practices, assessed the mix of pay relative to competitive practices and evaluated the linkage between pay and performance. The Compensation Committee considered this information when making compensation changes for the executive officers.

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is “performance-based.” palmOne’s performance-based bonus plan permits palmOne to pay compensation that is performance-based and thus generally fully deductible by palmOne. Since the targeted cash compensation of the majority of the named executive officers is below the $1 million threshold and palmOne believes that any options granted under the 1999 Stock Plan, as amended, will meet the requirement of being performance-based under Section 162(m), the Compensation Committee concluded that Section 162(m) should not materially reduce the tax deductions available to palmOne and that no changes to palmOne’s compensation program were needed in this regard. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

CEO Compensation

During fiscal year 2004 and beginning in October 2003, Mr. Bradley served as Chief Executive Officer of palmOne. Prior to October 2003, Mr. Bradley served as Chief Executive Officer of palmOne’s Solutions Group, which, together with Handspring, Inc. acquired on October 28, 2003, formed the basis for the current palmOne. Mr. Bradley’s salary of $653,333 reflected his position, duties and responsibilities throughout palmOne’s fiscal year 2004, including the expanded role of the Chief Executive Officer when he succeeded to that position. For fiscal year 2004, his compensation also included his relocation allowances for travel, housing and car, totaling $104,339, and his allowance for financial planning services, which was $11,935. palmOne awarded Mr. Bradley a bonus in December 2003 of $832,783 as part of the executive retention program covering the period from the first quarter of fiscal year 2003 through the second quarter of fiscal year 2004. palmOne also awarded Mr. Bradley bonuses of $41,250 for the third quarter of fiscal year 2004 and $165,000 for the fourth quarter of fiscal year 2004 (the fourth quarter bonus was paid in fiscal year 2005) as part of the performance-based bonuses paid by palmOne. These bonuses were based on Mr. Bradley’s annual salary and his pro rata percentage of the quarterly bonus pools created by the Compensation Committee based on palmOne’s operating results for the third and fourth quarters of fiscal year 2004. Mr. Bradley’s option grant of the right to purchase 215,052 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2003) and his two restricted stock grants totaling 30,000 shares during fiscal year 2004 reflected his position, duties and responsibilities.

During fiscal year 2004 and ending in October 2003, Mr. Benhamou served as interim Chief Executive Officer of palmOne. Mr. Benhamou’s salary for fiscal year 2004, through October 2003, of $213,280 reflected his position, duties and responsibilities during the portion of the fiscal year that he served as Chief Executive Officer. Mr. Benhamou’s stock option grant of the right to purchase 7,168 shares of palmOne common stock (such number of shares is adjusted to give effect to the adjustment to outstanding options resulting from the spin-off of PalmSource, Inc. as of October 28, 2004) during the fiscal year ended May 28, 2003 reflected his position, duties and responsibilities.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Gordon A. Campbell
Eric A. Benhamou
Bruce W. Dunlevie
Susan G. Swenson

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total return on palmOne’s common stock (as adjusted for the 1-for-20 reverse stock split of palmOne’s common stock effective as of October 15, 2002) with the cumulative total return of the S&P 500 Index and the S&P 500 Information Technology Index for the period commencing on March 2, 2000, the date of the initial public offering of palmOne’s common stock, and ending on May 28, 2004.

ASSUMES $100 INVESTED ON MARCH 2, 2000 IN PALMONE COMMON STOCK AND $100 INVESTED ON FEBRUARY 29, 2000 IN THE S&P 500 INDEX AND THE S&P 500 INFORMATION TECHNOLOGY INDEX—INCLUDING REINVESTMENT OF ANY DIVIDENDS

	Cumulative Total Return
	March 2, 2000(1)	June 2, 2000		June 1, 2001		May 31, 2002	May 30, 2003	May 28, 2004
palmOne, Inc.	$100	$70		$16		$4	$2	$3
S&P 500 Index	$100	$104	(2)	$93	(2)	$81	$74	$87
S&P 500 Information Technology Index	$100	$88	(2)	$46	(2)	$33	$31	$38

(1)	The initial measurement point for the performance graph assumes a $100 investment in palmOne’s common stock on March 2, 2000 and in the S&P 500 Index and S&P 500 Information Technology Index on February 29, 2000. In addition, the cumulative total returns assume the reinvestment of any dividends.
(2)	The cumulative total return information for the S&P 500 Index and the S&P 500 Information Technology Index is only available at the end of each month, and, therefore, no data point is available for June 2, 2000 or June 1, 2001. Accordingly, the data points on the graph for the S&P 500 Index and the S&P 500 Information Technology Index on June 2, 2000 and June 1, 2001 reflect the cumulative total returns as of May 31, 2000 and May 31, 2001, respectively.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes palmOne’s equity compensation plans as of May 28, 2004:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,806,066	(3)	$26.04	5,393,413	(1)(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,806,066		$26.04	5,393,413

(1)	This number of shares includes approximately 2,343,769 shares of palmOne common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan, as amended, (the “1999 ESPP”), 2,376,381 shares of palmOne common stock reserved for future issuance under the 1999 Stock Plan, as amended, (the “1999 Stock Plan”) and 673,263 shares of palmOne common stock reserved for future issuance under the 2001 Director Plan.
(2)	The 1999 Stock Plan also provides for annual increases on the first day of each fiscal year in the number of shares available for issuance under the 1999 Stock Plan equal to 5% of the outstanding shares of palmOne common stock on such date, or a lesser amount as may be determined by the palmOne board of directors. In addition, the 1999 ESPP provides for annual increases on the first day of each fiscal year in the number of shares available for issuance under the 1999 ESPP equal to the lesser of 2% of the outstanding shares of palmOne common stock on such date, or 739,791 shares or the amount determined by the palmOne board of directors.
(3)	This number of shares does not include outstanding options to purchase 1,326,489 shares of palmOne common stock assumed through various mergers and acquisitions. At May 31, 2004, these assumed options had a weighted average exercise price of $10.23 per share. Except for shares of palmOne common stock underlying the options outstanding under these plans, there are no shares of palmOne common stock reserved under these plans, including shares for new grants. In the event that any such assumed option is not exercised, no further option to purchase shares of palmOne common stock will be issued in place of such unexercised option. However, palmOne does have the authority, if necessary, to reserve additional shares of palmOne common stock under these plans to the extent such shares are necessary to effect an adjustment to maintain option value, including intrinsic value, of the outstanding options under these plans in specific circumstances, for example: the PalmSource distribution.

Summary of Equity Compensation Plans

1999 Stock Plan

See description of proposed Amended and Restated 1999 Stock Plan in Proposal No. 2, which proposal appears beginning on page 15.

1999 Employee Stock Purchase Plan

Number of Shares of Common Stock Available under the 1999 ESPP. A total of 3,749,487 shares of palmOne common stock have been reserved for sale under the 1999 ESPP. In addition, the 1999 ESPP provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with the 2001 fiscal year, equal to the lesser of 2% of the outstanding shares of common stock on the first day of the fiscal year, 739,791 shares or a lesser amount as may be determined by our board of directors. In connection with the PalmSource spin-off, the 1999 ESPP was amended to increase the number of shares authorized under the 1999 ESPP resulting from any adjustments made under the 1999 ESPP as a result of the spin-off. The numbers herein reflect these increases.

Administration of the 1999 ESPP. palmOne’s board of directors or a committee of the board of directors administers the 1999 ESPP. The board of directors or its committee has full and exclusive authority to interpret the terms of the 1999 ESPP and determine eligibility, as well as establishing such limitations and procedures as the committee determines are consistent with the 1999 ESPP.

Eligibility. palmOne employees are eligible to participate if they are customarily employed by palmOne or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 1999 ESPP to the extent that:

•	immediately after grant the employee owns stock possessing 5% or more of the total combined voting power or value of all classes of palmOne capital stock, or

•	the employee’s rights to purchase stock under all palmOne employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year in which such option is outstanding.

Offering Periods and Contributions. The 1999 ESPP is intended to qualify under Section 423 of the Code and contains consecutive and overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after April 1 and October 1 of each year. The 1999 ESPP permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation, which includes a participant’s base salary, and commission but excludes all other compensation paid to the participant. A participant may purchase a maximum of 740 shares during a 6-month purchase period beginning prior to March 31, 2004 and 1,500 shares during periods beginning after March 31, 2004.

Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of palmOne common stock at the end of each six-month purchase period. The price is 85% of the fair market value of palmOne common stock on the first trading day or the last trading day of an offering period, whichever is lower. If the fair market value at the end of a purchase period is less than the fair market value on the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

Transferability of Rights. A participant may not transfer rights granted under the 1999 ESPP other than by will, the laws of descent and distribution or designation of a beneficiary as provided under the Purchase Plan.

Adjustments Upon Changes in Capitalization, Dissolution, Merger or Sale of Assets. Subject to any required action by stockholders, the number of shares of palmOne common stock available for issuance under the 1999 ESPP, the number of shares that may be added annually to the shares reserved under the Plan, the maximum number of shares each participant may purchase in each offering period as well as the purchase price per share and the number of shares covered by each option under the 1999 ESPP which has not yet been exercised will be proportionately adjusted by the Administrator for any increase or decrease in the number of issued shares of palmOne common stock resulting from a stock split, stock dividend, combination or reclassification of shares of palmOne common stock, or any other increase or decrease in the number of shares of palmOne common stock effected without receipt of consideration (with certain restrictions). In the event of a proposed liquidation or dissolution of palmOne, the offering period then in progress shall be shortened by setting a new exercise date and the participant’s option shall be exercised automatically on the new exercise date unless the participant withdraws from the offering period.

In the event of palmOne’s merger with or into another corporation or the sale of substantially all of palmOne’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the purchase period then in progress shall be shortened by setting a new exercise date, which shall be prior to the date of the sale or merger, on which the offering period will terminate. The participant’s option shall be exercised automatically on the new exercise date unless the participant withdraws from the offering period.

Amendment and Termination of the 1999 ESPP. The 1999 ESPP will automatically terminate in 2009, unless terminated sooner. In addition, the board of directors has the authority to amend, suspend or terminate the 1999 ESPP, provided it does not adversely affect any option previously granted under the 1999 ESPP.

Amended and Restated 2001 Stock Option Plan for Non-Employee Directors

Purpose. The purpose of the 2001 Director Plan is to attract and retain the best available individuals for service as non-employee directors. The 2001 Director Plan is also intended to closely align the interests of the non-employee directors with those of palmOne’s stockholders by making a significant portion of their compensation directly related to the total return performance of palmOne common stock. The 2001 Director Plan is further intended to encourage stock ownership on the part of non-employee directors.

Number of Shares of Common Stock Available under the Purchase Plan. palmOne’s board of directors has reserved a total of 950,000 shares of palmOne common stock for issuance under the 2001 Director Plan. If an option granted under the 2001 Director Plan expires or is cancelled for any reason without having been fully exercised or vested, the unvested or cancelled shares will be returned to the available pool of shares reserved for issuance under the 2001 Director Plan.

Administration of the 2001 Director Plan. The 2001 Director Plan is administered by the compensation committee of palmOne’s board of directors. An option agreement may contain such terms, provisions and conditions not inconsistent with the 2001 Director Plan, as determined by the compensation committee. Subject to the terms of the 2001 Director Plan, the committee has the sole discretion to interpret the provisions of the 2001 Director Plan and outstanding options. All decisions of the committee are final and binding on all persons, and will be given the maximum deference permitted by law.

Eligibility. Options under the 2001 Director Plan may be granted only to non-employee directors. Non-employee directors will receive annual, automatic, nondiscretionary grants of stock options, as described below.

Initial Grants. Each individual who first becomes a non-employee director of palmOne after the palmOne 2003 Annual Meeting, October 28, 2003, automatically receives an option to purchase 28,000 shares on the date that he or she is first appointed or elected as a non-employee director.

Ongoing Grants. Each non-employee director also automatically receives an option to purchase 14,000 shares on the date of each subsequent annual meeting if he or she is a non-employee director on that date and has served as such for at least the immediately preceding six months.

Additional Grants. In addition to the initial and/or ongoing grants of options described above, a non-employee director may be eligible to receive the following grants based on his or her service as the Chairperson of a standing committee of palmOne’s board of directors, a member (whether voting or non-voting) of a standing committee of palmOne’s board of directors, and/or the Chairman of palmOne’s board of directors:

•

Grants for Service as a Committee Chair. Each non-employee director who was a committee chair on October 28, 2003, automatically received an option to purchase 2,500 shares of palmOne common stock on that date. Each non-employee director who first becomes a committee chair after that date automatically receives an option to purchase 2,500 shares on the date that he or she is first appointed as a committee chair. Each non-employee director who has received an option pursuant to the foregoing will also automatically receive an option to purchase 2,500 shares on the date of each subsequent annual meeting if he or she is a committee chair on that date and has served as such for at least the immediately preceding six months. A non-employee director will be entitled to receive more than one option for service as a committee chair to the extent that, on any grant date, he or she is the chairperson of more than one standing committee of palmOne’s board of directors.

•	Grants for Service as a Committee Member. Each non-employee director who was a committee member on October 28, 2003, automatically received an option to purchase 2,000 shares of palmOne common stock on that date. Each non-employee director who first becomes a committee member after that date automatically receives an option to purchase 2,000 shares on the date that he or she is first appointed as a committee member. Each non-employee director who has received an option pursuant to the foregoing also automatically receives an option to purchase 2,000 shares on the date of each subsequent annual meeting if he or she is a committee member on that date and has served as such for at least the immediately preceding six months. A non-employee director will be entitled to receive more than one option for service as a committee member to the extent that, on any grant date, he or she has a qualifying membership on more than one standing committee of palmOne’s board of directors. However, a non-employee director may not receive an option for service as a committee member on any standing committee with respect to which he or she is entitled to receive an option for his or her service as a committee chair of that committee.

•	Grants for Service as Chairman of the Board of Directors. Each non-employee director who is the Chairman of palmOne’s board of directors on the date of an annual meeting automatically receives an option to purchase 4,000 shares of palmOne common stock on that date.

Terms and Conditions of Options. Each option granted under the 2001 Director Plan is evidenced by a written stock option agreement between palmOne and the optionee. The exercise price for the shares subject to each option is equal to 100% of the fair market value of the shares on the date of grant. The fair market value is determined by reference to the closing sale price for palmOne common stock on the relevant date. Each option will become exercisable in three equal annual installments, beginning on the first anniversary of the applicable grant date (assuming that the optionee remains a non-employee director of palmOne on each scheduled vesting date), except as follows. If a change of control (as defined in the 2001 Director Plan) occurs and an optionee will cease to be a non-employee director of palmOne as an immediate and direct consequence of the change of control, his or her outstanding options will become fully vested and exercisable on the date of the change of control. If an optionee’s service on palmOne’s board of directors terminates due to his or her death, his or her outstanding options will immediately vest in full and would remain exercisable for one year after the date of death. Each option generally expires no later than ten years after the date of grant. If an optionee terminates his or her service on palmOne’s board of directors before his or her option’s normal expiration date, the period of exercisability of the option varies, depending upon the reason for the termination. However, the option may not be exercised later than the original expiration date.

Transferability of Options. Unless otherwise determined by the compensation committee, options granted under the 2001 Director Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Adjustments Upon Changes in Capitalization, Dissolution, Merger or Sale of Assets. Subject to any required action by stockholders, the number and class of shares of palmOne common stock available for issuance under the 2001 Director Plan and the number, class and exercise price of shares subject to outstanding options and future grants of options under the 2001 Director Plan will be proportionately adjusted by the compensation committee for any increase or decrease in the number of issued shares of palmOne common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of shares of palmOne common stock, or any other increase or decrease in the number of shares of palmOne common stock effected without receipt of consideration (with certain restrictions). In the event of a proposed liquidation or dissolution of

palmOne, any unexercised options will terminate immediately prior to the consummation of the liquidation or dissolution.

In the event of palmOne’s merger with or into another corporation or the sale of substantially all of palmOne’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option will become fully vested and exercisable, including as to shares for which it would not otherwise be exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the committee will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option terminates upon expiration of such period.

DELIVERY OF DOCUMENTS TO PALMONE STOCKHOLDERS SHARING AN ADDRESS

Certain palmOne stockholders who share an address are being delivered only one copy of this proxy statement and palmOne’s 2004 annual report unless palmOne or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a palmOne stockholder at a shared address to which a single copy of this proxy statement and 2004 annual report were delivered, palmOne will promptly deliver a separate copy of such documents to such palmOne stockholder. Written requests should be made to palmOne, Inc., Attention: Investor Relations, 400 N. McCarthy Blvd., Milpitas, California 95035 and oral requests may be made by calling Investor Relations of palmOne at (408) 503-7200. In addition, palmOne stockholders who wish to receive a separate copy of palmOne’s proxy statements and annual reports in the future should notify palmOne either in writing addressed to the foregoing address or by calling the foregoing telephone number.

palmOne stockholders sharing an address who are receiving multiple copies of palmOne’s proxy statements and annual reports may request delivery of a single copy of such documents by writing palmOne at the address above or calling palmOne at the telephone number above.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT

THE NEXT PALMONE ANNUAL MEETING

Proposals of palmOne stockholders that are intended for inclusion in palmOne’s proxy statement relating to the 2005 annual meeting of the stockholders of palmOne must be received by palmOne at its offices at 400 N. McCarthy Blvd., Milpitas, California 95035 not later than April 18, 2005 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in palmOne’s proxy statement for that meeting. Stockholder proposals that are not intended to be included in palmOne’s proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “Transaction of Other Business at the palmOne Annual Meeting.”

TRANSACTION OF OTHER BUSINESS AT THE PALMONE ANNUAL MEETING

At the date of this proxy statement, the only business that the board of directors of palmOne intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under palmOne’s bylaws, as amended, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, palmOne not later than 90 days prior to the next annual meeting of stockholders (under the assumption that the next annual meeting of stockholders will occur no more than 30 days before or after the anniversary date of the most recent annual meeting of stockholders). Any notice of a stockholder proposal received by palmOne after such date will be considered untimely. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting; (b) the name and address, as they appear on palmOne’s books, of the stockholder proposing such business; (c) the class and number of shares of palmOne that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

VOTING BY INTERNET OR TELEPHONE

For shares of common stock that are registered in the name of the stockholder directly with EquiServe Trust Company, N.A., you may vote in person, by returning the enclosed proxy card or by Internet or telephone. Specific instructions to be followed by any registered stockholder interested in voting by Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that stockholders’ instructions have been properly recorded.

For shares of common stock that are beneficially owned by a stockholder and held in “street name” through a bank or brokerage (if such stockholder’s shares are registered in the name of a bank or brokerage), you may be eligible to vote your shares electronically by Internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of palmOne’s proxy statement and annual report the opportunity to vote by Internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Stockholders voting via the Internet should understand that there may be costs associated with Internet access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

APPENDIX A

PALMONE, INC.

AMENDED AND RESTATED

1999 STOCK PLAN

(As Amended through September 30, 2004)

1. Purposes of the Plan. The purposes of this Amended and Restated 1999 Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan will be Nonstatutory Stock Options. Stock Purchase Rights, Stock Appreciation Rights, Performance Shares and Performance Units may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Units, and/or Performance Shares.

(d) “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Exchange Program” means a program whereby outstanding Awards are surrendered or cancelled in exchange for Awards (of the same or different type), which may have a lower exercise or purchase price, or in exchange for cash or a combination of cash and Awards.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means as to any Performance Period, the Company’s or a business unit’s level of cash and cash equivalents.

(i) “Cause” shall mean (i) an act of personal dishonesty taken by the Participant in connection with his or her responsibilities as a Service Provider and intended to result in substantial personal enrichment of the Participant, (ii) Participant being convicted of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Participant of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Participant has not substantially performed his duties, continued violations by the Participant of the Participant’s obligations to the Company which are demonstrably willful and deliberate on the Participant’s part.

(j) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the Effective Date; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

Notwithstanding the foregoing, in no event shall either or both of the following events constitute a Change of Control: (i) the initial public offering of the Company’s securities pursuant to a registration statement filed under Section 12 of the Exchange Act or (ii) the spin-off of the Company from 3Com pursuant to one or more transactions in which 3Com distributes eighty percent (80%) or more of its securities ownership of the Company to the stockholders of 3Com.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(m) “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.

(n) “Company” means palmOne, Inc., a Delaware corporation.

(o) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r) “Effective Date” means the effective date of this Plan as determined in accordance with Section 7.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” means as to any Performance Period, the Company’s or a business unit’s incurred expenses.

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator; or

(iv) For purposes of Option grants made on the effective date of the Company’s initial public offering of Common Stock, the Fair Market Value shall be the initial price to the public as set forth in the final prospectus included with the registration on Form S-1 filed with the Securities and Exchange Commission for such offering.

(v) Notwithstanding the preceding, for federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(w) “GAAP” means generally accepted accounting principles.

(x) “Gross Margin” means, as to any Performance Period, the Company’s Revenues less the related cost of Revenues expressed in dollars or as a percentage of Revenues.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(z) “Net Income” means as to any Performance Period, the income after taxes of the Company for such Performance Period.

(aa) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd) “Operating Cash Flow” means, as to any Performance Period, the net cash used in operating activities in the Company’s consolidated statement of cash flow.

(ee) “Operating Income” means, as to any Performance Period, the Company’s or a business unit’s income from operations excluding any unusual items.

(ff) “Operating Margin” means, as to any Performance Period, the Company’s or a business unit’s Operating Income divided by Revenue, expressed as a percentage.

(gg) “Option” means a stock option granted pursuant to the Plan.

(hh) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ii) “Participant” means the holder of an outstanding Award granted under the Plan.

(jj) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Expenses, (c) Gross Margin, (d) Net Income, (e) Operating Cash Flow, (f) Operating Income, (g) Operating Margin, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, (k) Revenue, (l) Total Stockholder Return, and/or (m) Unit Sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or of a business unit of the Company or by product or product line, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. Prior to the beginning of the applicable Performance Period, the Administrator shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

(kk) “Performance Period” means any fiscal year of the Company or such other period as determined by the Administrator in its sole discretion.

(ll) “Performance Share” means an Award granted to a Service Provider pursuant to Section 13.

(mm) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 13.

(nn) “Plan” means this Amended and Restated 1999 Stock Plan.

(oo) “Profit After Tax” means as to any Performance Period, the Company’s or a business unit’s income after taxes.

(pp) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

(qq) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets.

(rr) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity.

(ss) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Profit After Tax, divided by the Company’s or the business unit’s, as applicable, Revenue.

(tt) “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales or, if determined by the Administrator, gross sales.

(uu) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(vv) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ww) “Service Provider” means an Employee, Director or Consultant. In addition, an individual who receives an award under this Plan while an Employee, Director or Consultant, and who ceases to be an Employee, Director or Consultant, but who remains an employee, director or consultant to 3Com shall be deemed Service Provider for purposes of this Plan.

(xx) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(yy) “Stock Appreciation Right” or “SAR” means an Award granted to a Service Provider pursuant to Section 12.

(zz) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(aaa) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(bbb) “3Com” means 3Com Corporation, a Delaware corporation.

(ccc) “Total Stockholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

(ddd) “Unit Sales” means as to any Performance Period, gross or net sales of units.

3. Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 10,853,408* Shares, plus an annual increase to be added the first day of the Company’s fiscal year equal to the lesser of (i) 5% of the outstanding shares of Common Stock on such date, or (ii) an amount determined by the Board. Notwithstanding anything in the Plan to the contrary, in no event may Stock Purchase Rights, Performance Shares and/or Performance Units be issued in any fiscal year of the Company for more than thirty-five percent (35%) of the total Shares available for issuance hereunder, in the aggregate, on the first day of such fiscal year. The Shares may be authorized, but unissued, or reacquired Common Stock.

The number of shares of Common Stock which have been authorized for issuance under the Plan shall be appropriately increased from time to time for any increase in the number of issued shares of Common Stock resulting from any adjustment pursuant to Section 16(c) hereof in connection with the transaction in which the Company’s interest in its PalmSource, Inc. subsidiary is distributed to the Company’s stockholders.

If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award Exchange Program, or, with respect to Restricted Stock granted pursuant to Stock Purchase Rights, Performance Shares or Performance Units, is forfeited back to or repurchased by the Company, the unpurchased (or forfeited or repurchased, as applicable) Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in a reduction of the number of Shares available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section

*	This number includes the 20 million Shares initially reserved for issuance under the Plan, plus the Shares that have been added annually pursuant to this Section 3 since the first day of the Company’s 2001 fiscal year through June 1, 2004 as adjusted for the 1-for-20 reverse stock split effected on October 15, 2002. This number also includes 2,092,309 shares added pursuant to this Section 3 as a result of the increase in issued shares of Common Stock resulting from any adjustment pursuant to Section 13(c) hereof in connection with the transaction in which the Company’s interest in its PalmSource, Inc. subsidiary is distributed to the Company’s stockholders.

162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Employees, Directors and Consultants to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or purchased (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

(vii) to institute an Award Exchange Program;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred treatment under foreign laws, and to adopt such modifications, procedures and sub-plans, consistent with the objectives of the Plan, as may be necessary or desirable to comply with the laws, regulations, practices and tax and accounting principles of the countries in which the Company or a Subsidiary or affiliate of the Company may operate and/or to assure the economic viability of Awards made to individuals employed in such countries;

(x) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to (or less than) the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final, conclusive and binding on all Participants and shall be given the maximum deference permitted by law.

5. Eligibility. Nonstatutory Stock Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares and Performance Units may be granted to Employees, Directors or Consultants.

6. Limitations.

(a) Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the Participant’s right or the Company’s right, as applicable, to terminate such relationship at any time, with or without cause. No Service Provider shall have the right to be selected to receive an Award under this Plan, or having been so selected, to be selected to receive a future Award.

(b) The following limitations shall apply to grants of Awards:

(i) No Service Provider shall be granted, in any fiscal year of the Company, (A) Options to purchase more than 215,052 Shares, (B) Stock Purchase Rights to purchase more than 107,526 Shares of Restricted Stock, (C) Stock Appreciation Rights covering more than 215,052 Shares, (D) more than 107,526 Performance Shares, and (E) Performance Units having an initial value greater than $1,000,000.

(ii) In connection with his or her initial service, a Service Provider may be granted (A) Options to purchase up to an additional 430,105 Shares, (B) Stock Purchase Rights to purchase an additional 215,052 Shares of Restricted Stock, (C) Stock Appreciation Rights covering an additional 430,105 Shares, (D) an additional 215,052 Performance Shares, and (E) additional Performance Units having an initial value of up to $2,000,000, which shall not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16.

(iv) If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 16), the cancelled Award will be counted against the limits set forth in subsections (i) through (ii) above. For this purpose, if the exercise price of an Award is reduced, the transaction will be treated as a cancellation of the Award and the grant of a new Award.

7. Term of Plan. Subject to Section 22 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Award Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be determined by the Administrator; provided, however, that in the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant) but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. The Option may be exercised by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable by the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised within the applicable time period by the personal representative of the Participant’s estate or by the person or persons to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase (subject to the limits of Section 6), the price to be paid, and the time within which the offeree must accept such offer. Each Stock Purchase Right shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Stock Purchase Right as the Administrator, in its sole discretion, shall determine.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c) General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Stock Purchase Rights as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Stock Purchase Rights to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Stock Purchase Rights that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Stock Purchase Rights under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(f) Rights as a Stockholder; Dividends. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 16 of the Plan. If any dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and repurchase as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

12. Stock Appreciation Rights.

(a) Grant of SARs. SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, subject to the limits of Section 6.

(b) Exercise Price and other Terms. The Administrator, subject to the provision of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of an SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

(c) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(d) Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 10(b), (c) and (d) also shall apply to SARs.

(e) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for an SAR may be in cash, in Shares of equivalent value or in a combination thereof.

(f) Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

13. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the price to be paid and the number of Performance Units and Performance Shares granted to each Participant, subject to the limitations of Section 6.

(b) Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator shall set performance objectives or other vesting criteria in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units and/or Performance Shares that will be paid out to the Participants. Each Award of Performance Units and/or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(i) General Performance Objectives or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continued employment or service with the Company or a Subsidiary).

(ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units and/or Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units and/or Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Performance Units and/or Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units and/or Performance Shares which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units and/or Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive a payout of the number of Performance Units and/or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit and/or Performance Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit and/or Performance Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units and/or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units and/or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

14. Deferrals. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.

15. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate. The Administrator also may impose restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

16. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan, including Shares as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award and including the annual increase provided for in Section 3, the per-person limits provided for in Section 6, the number of shares of Common Stock covered by each outstanding Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Awards shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and, to the extent applicable, have the right to exercise the Award as to all of the Awarded Stock, including Shares which would not otherwise be vested or exercisable. In addition, if an Option, Stock Appreciation Right or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Option, Stock Appreciation Right or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, an Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each Share of Awarded Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received (upon the exercise of the Award, if applicable), for each Share of Awarded Stock and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

Notwithstanding the foregoing, if a Participant’s status as a Service Provider is terminated for reasons other than Cause within twelve (12) months following a Change of Control, then the vesting and exercisability of each of the Participant’s outstanding Awards shall partially accelerate upon such termination with respect to fifty percent (50%) of the then unvested Shares subject to or acquired under each such Award.

17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased or received only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or with respect to Performance Units, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or with respect to Performance Units, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

21. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

23. Indemnification. Each person who is or shall have been a member of the Administrator, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

24. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

25. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

26. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, other than its conflicts of laws provisions.

27. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

DETACH HERE	ZPLMC2

PROXY

PALMONE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Todd Bradley and Mary E. Doyle, and each of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of palmOne Inc., to be held at 580 N. McCarthy Blvd., Building 10, Milpitas, California 95035 on Thursday, September 30, 2004 at 8:00 a.m., local time, and at any postponement or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting and proxy statement enclosed with this proxy card and a copy of palmOne’s annual report for the fiscal year ended May 28, 2004.

This proxy when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” ALL OF THE NOMINEES FOR CLASS II DIRECTORS SET FORTH ON THE REVERSE SIDE UNDER ITEM 1; “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF PALMONE’S 1999 STOCK PLAN (ITEM 2); AND “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS PALMONE’S INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING JUNE 3, 2005 (ITEM 3). WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE DISCRETION OF THE PROXYHOLDERS ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE SHARES OF STOCK REPRESENTED BY THIS PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

PALMONE, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/palmOne	[GRAPHIC]	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	[GRAPHIC]

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZPLMC1

☒	Please mark votes as in this example.	#PLM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

							FOR	AGAINST	ABSTAIN
1.	A proposal to elect three Class II directors to serve a three-year term expiring in 2007.				2.	A proposal to approve the amendment and restatement of palmOne’s 1999 Stock Plan.	☐	☐	☐

	Nominees:	(01) Gordon A. Campbell (02) Donna L. Dubinsky and (03) Susan G. Swenson			3.	A proposal to ratify the appointment of Deloitte & Touche LLP as palmOne’s independent public auditors for the fiscal year ending June 3, 2005.	☐	☐	☐

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐

FOR all nominees except those written on the line above.					MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

					PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear
herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or
partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such
					capacity.

Signature:	Date:	Signature:	Date: